AGREEMENT AND PLAN OF MERGER

AMONG

GOLDEN TELECOM, INC.

VIMPELCOM FINANCE B.V.

AND

LILLIAN ACQUISITION, INC.

Dated as of December 21, 2007

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of this 21st day of December, 2007 by and among Golden Telecom, Inc., a Delaware corporation (the “Company”), VimpelCom Finance B.V., a Dutch company (“Parent”), and Lillian Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have each approved the acquisition of the Company by Parent upon the terms and subject to the conditions of this Agreement;

WHEREAS, in furtherance of such acquisition, Parent proposes to cause Merger Sub to commence (within the meaning of Rule 14d-2 under the Exchange Act) an offer (as it may be amended from time to time as permitted under this Agreement, the “Offer”) to purchase for cash all of the issued and outstanding shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), at a price of $105.00 per share (such price, or any higher price per share of Common Stock paid by Merger Sub pursuant to the terms of the Offer for shares of Common Stock tendered pursuant to the Offer, the “Offer Price”);

WHEREAS, following the consummation of the Offer, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent (the “Surviving Corporation”);

WHEREAS, the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the Offer, the Merger, this Agreement and the other transactions contemplated hereby are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby and (iii) resolved to recommend that stockholders of the Company accept the Offer and, to the extent required by applicable Law, approve the Merger and this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has unanimously approved this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and on the Merger, as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

THE TENDER OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Section 9.1 and no event set forth in paragraphs (a) through (h) in Annex A hereto shall have occurred and be continuing, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as practicable after the date hereof, and in any event no later than January 18, 2008. The Offer Price shall be net to the seller of shares of Common Stock in the Offer in cash, without interest, subject to reduction for applicable amounts withheld pursuant to paragraph (f) below. The Company agrees that no shares of Common Stock held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer. The obligation of Merger Sub to accept for payment and to pay for any shares of Common Stock tendered pursuant to the Offer shall be subject only to those conditions set forth in Annex A hereto (as they may be amended in accordance with this Agreement, the “Offer Conditions”).

(b) Merger Sub expressly reserves the right, in its sole discretion, to waive any of the Offer Conditions and make any other changes in the terms and conditions of the Offer, provided that, without the prior written consent of the Company, Merger Sub shall not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of shares of Common Stock sought to be purchased in the Offer, (iii) amend the number of shares of Common Stock required to satisfy the Minimum Condition except in accordance with Section 7.2(e) hereof or waive satisfaction of the Minimum Condition, (iv) impose additional conditions on the Offer or (v) amend any other term of the Offer in any manner adverse in any material respect to the holders of shares of Common Stock.

(c) On the date of commencement of the Offer, Parent and Merger Sub shall (i) file or cause to be filed with the SEC a combined Schedule 13E-3 and Tender Offer Statement on Schedule TO filed under cover of Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) and related offer to purchase, letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively, and including any supplements or amendments thereto, the “Offer Documents”) and (ii) cause the Offer Documents to be disseminated to the holders of Common Stock as and to the extent required by applicable Law. The Company agrees to furnish to Parent and Merger Sub all information concerning the Company required by applicable Law to be set forth in the Offer Documents. Parent, Merger Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Merger Sub shall take all steps necessary to cause the Schedule TO, as so corrected or supplemented, to be filed with the SEC and the Offer Documents, as so corrected or supplemented, to be disseminated to holders of Common Stock, in each case as and to the extent required by applicable Federal securities laws. Parent will provide the Company a reasonable opportunity to review and comment on the Offer Documents, and any amendments thereto, before they are filed with the SEC or disseminated to the holders of Common Stock. Parent and Merger Sub shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Offer Documents and provide copies of such comments to the Company promptly upon receipt and copies of proposed responses to the Company a reasonable time prior to filing or disseminating to allow meaningful comment.

(d) The Offer shall remain open until that date that is twenty (20) Business Days following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this Agreement, the “Expiration Date”). Unless this Agreement has been terminated in accordance with Section 9.1, if at any scheduled Expiration Date, any of the Offer Conditions shall not have been satisfied or earlier waived by Merger Sub, or, even if all of the Offer Conditions shall have been satisfied or waived, if the Financing Documentation Deadline shall not have occurred, then Merger Sub shall extend the Offer and the Expiration Date on one or more occasions for periods of up to twenty (20) Business Days as Merger Sub shall determine; provided, however, that (i) if all of the Offer Conditions have been satisfied or waived by Merger Sub for at least ten (10) Business Days other than the Minimum Condition, then Merger Sub shall not be required to extend the Expiration Date beyond the four (4) month anniversary of the day of the commencement of the Offer and (ii) in no event shall Merger Sub be required to extend the Offer or the Expiration Date beyond the Outside Date. Merger Sub may, in its sole discretion, elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 promulgated under the Exchange Act (“Subsequent Offering Period”) if as of the commencement of the Subsequent Offering Period, there shall not have been validly tendered and not withdrawn pursuant to the Offer that number of shares of Common Stock necessary to permit the Merger to be effected without a meeting of stockholders of the Company, in accordance with Section 253 of the Act. Nothing contained in this Section 1.1(d) shall be construed to affect any termination rights set forth in Article IX hereof.

(e) Subject to the terms of the Offer and this Agreement and the satisfaction or waiver by Merger Sub of the Offer Conditions as of the Expiration Date, following the occurrence of the Financing Documentation Deadline and in accordance with Rule 14d-11, Merger Sub shall (i) accept for payment (“Acceptance” and the time and date of such Acceptance, the “Acceptance Date”) and pay for shares of Common Stock validly tendered and not validly withdrawn pursuant to the Offer promptly after the Expiration Date and (ii) as promptly as practicable, accept for payment and pay for all shares of Common Stock validly tendered into any Subsequent Offering Period.

(f) Merger Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer to any holder of shares of Common Stock such amounts as Merger Sub is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld and paid over to the appropriate Tax authority by Merger Sub, such withheld amounts shall be treated for all purposes of the Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding were made by Merger Sub.

(g) Merger Sub shall not terminate the Offer prior to any next scheduled Expiration Date without the prior written consent of the Company except in the event the Agreement is terminated in accordance with Section 9.1.

Section 1.2 Company Action.

(a) The Company shall, after affording Parent and Merger Sub a reasonable opportunity to review and comment thereon, file with the SEC, as promptly as practicable on the date of the filing by Parent and Merger Sub of the Offer Documents, a Schedule 13E-3 (the “Company Schedule 13E-3”) and a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, and including the exhibits thereto, the “Schedule 14D-9”) reflecting, subject to the provisions of Section 7.4(e), the recommendation of the Board of Directors of the Company that holders of shares of Common Stock tender their shares of Common Stock pursuant to the Offer, and shall disseminate the Schedule 14D-9 to holders of the Common Stock, in each case as and to the extent required by applicable Law. Subject to Section 7.4(e), the Schedule 14D-9 will set forth, and the Company hereby represents, that the Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders (other than Affiliates of Parent), (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, in accordance with applicable Law, (iii) resolved to recommend that the holders of Common Stock accept the Offer, tender their shares of Common Stock into the Offer, and approve the Merger and this Agreement (to the extent such approval is required by applicable Law for the consummation of the Merger) (such recommendations, together with the determinations set forth in clause (i), the “Recommendation”), (iv) directed that the approval of the Merger and this Agreement be submitted for consideration of the stockholders of the Company at the Company Stockholder Meeting (to the extent required by applicable Law) and (v) approved the acquisition of shares of Common Stock by Parent and Merger Sub pursuant to the Offer, the Merger, and the other transactions contemplated by this Agreement for purposes of Section 203 of the Act (the “Takeover Statute”) (such actions by the Board of Directors of the Company described in the preceding clauses (i) through (v), collectively, the “Board Actions”). Each of Parent and Merger Sub shall promptly furnish to the Company in writing all information concerning Parent or Merger Sub that may be required by applicable securities laws for inclusion in the Company Schedule 13E-3 or Schedule 14D-9. Subject to Section 7.4(e), the Company hereby consents to the inclusion in the Offer Documents of the Board Actions. If at any time prior to the Closing, any information relating to the Offer, the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers, should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Schedule 13E-3 or the Schedule 14D-9, so that the Company Schedule 13E-3 or the Schedule 14D-9 shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information shall be filed by the Company with the SEC and disseminated to the stockholders of the Company, as and to the extent required by applicable Law or any applicable rule or regulation of any stock exchange. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Company Schedule 13E-3 and Schedule 14D-9 and any amendments to the Company Schedule 13E-3 and the Schedule 14D-9 before they are filed with the SEC or disseminated to the holders of Common Stock. The Company shall respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Company Schedule 13E-3 or the Schedule 14D-9 and provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing or disseminating to allow meaningful comment.

(b) In connection with the Offer, the Company will promptly furnish or cause to be furnished to Parent and Merger Sub mailing labels, security position listings, non-objecting beneficial owner lists, and any available listing or computer list containing the names and addresses of the record holders of the shares of Common Stock as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, without limitation, updated lists of holders of shares of Common Stock and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists as they become available) and such other assistance as Parent and Merger Sub and their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Common Stock in accordance with this Agreement and applicable U.S. federal securities Laws.

Section 1.3 Directors of the Company.

(a) Effective upon the acceptance for payment of any shares of Common Stock pursuant to the Offer and the deposit of funds sufficient to fund such payment with the depositary for the Offer (the “Director Effective Time”), Parent shall be entitled to designate all but one of the directors to the Company Board of Directors and all of the directors of each Subsidiary of the Company and Company Joint Venture (or, in the case of Subsidiaries or Company Joint Ventures as to which the Company is entitled to appoint less than all of the directors pursuant to contractual arrangements with third parties, then such number of directors as the Company is entitled to appoint), and the Company shall take all actions necessary to cause Parent’s designees to be elected or appointed to the Company Board of Directors including using its commercially reasonable best efforts to obtain resignations from incumbent directors, provided however that the Remaining Director (as defined below) shall not be required to resign from the Company Board of Directors and shall not be removed from the Company Board of Directors until the Effective Time, until which time such Remaining Director shall be constituted as a one-person committee of the Company Board of Directors with the authority to act as expressly provided in this Agreement. The “Remaining Director” means one of the members of the Company Board of Directors serving as a member of the Special Committee as of the date of this Agreement chosen in the following manner: the Special Committee shall propose two of such directors as candidates to serve as the Remaining Director and Parent shall choose one of the two proposed directors, which director shall be the Remaining Director. Immediately following the Director Effective Time, subject to the provisions of the previous sentence, the Company shall take all action necessary to cause individuals designated by Parent to constitute (i) a majority of each committee (other than the Special Committee, which shall be terminated as of the Director Effective Time) of the Company Board of Directors and (ii) all members of each board of directors (and each committee thereof) of each Subsidiary of the Company and Company Joint Venture (or, in the case of Subsidiaries or Company Joint Ventures as to which the Company is entitled to appoint less than all of the directors pursuant to contractual arrangements with third parties, then such number of directors as the Company is entitled to appoint), in each case to the fullest extent permitted by applicable Law.

(b) The Company’s obligations to appoint Parent’s designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company shall promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations under this Section 1.3, including the mailing to the holders of Common Stock of an information statement containing the information required by such Section and Rule, as promptly as practicable following the mailing of the Schedule 14D-9 (or together with the Schedule 14D-9 if Parent has then provided the required information) and shall include in such information statement all information with respect to the Company and its officers and directors as is required under such Section and Rule in order to fulfill its obligations under this Section 1.3. Parent will supply to the Company any information with respect to itself and its officers, directors and Affiliates required by such Section and Rule.

(c) Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, the approval of the Remaining Director shall be required to authorize (and such authorization shall, to the fullest extent permitted by applicable law, constitute the authorization of the Company Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement, including any decrease in or change of form of the Merger Consideration, any extension of time for performance of any obligation or action hereunder by Parent or Merger Sub, any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company, and any amendment or change to Section 7.5. Following the election or appointment of Parent’s designees pursuant to Section 1.3(a) and until the Effective Time, any actions with respect to the enforcement of this Agreement by the Company shall, to the fullest extent permitted by applicable law, be effected only by the action of the Remaining Director; provided, however that the initiation of any Proceeding shall require approval of both the Remaining Director and a majority of the entire Company Board of Directors, unless such Proceeding is brought in response to a stockholder demand, in which event initiation of such Proceeding shall require approval of only the Remaining Director. If requested by the Remaining Director, a committee of the Company Board of Directors which shall include the Remaining Director and one or more independent outside directors shall be constituted, to consider and approve the initiation of any Proceeding.

Section 1.4 Top-Up Option.

(a) Immediately following Acceptance, the Company shall grant to Merger Sub an irrevocable option (the “Top-Up Option”) to purchase, at a price per share equal to the Offer Price, a number of newly issued shares of Common Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub at the time of exercise of the Top-Up Option, constitutes one share of Common Stock more than 90% of the number of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares. The Top-Up Option may be exercised, in whole or in part, at any time on or after any Expiration Date hereunder and on or prior to the fifth (5th) Business Day after the Expiration Date or the expiration date of any subsequent offering period; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) prior to the exercise of the Top-Up Option, Parent and Merger Sub own at least 80% of the total number of shares of Common Stock then outstanding, (B) no provision of any applicable Law and no Restraint shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (C) the issuance of Top-Up Option Shares pursuant to the Top-Up Option would not require approval of the Company’s stockholders under the Act or any rule or regulation of the Nasdaq Global Select Market and would not obligate the Company to issue or deliver any Company Securities pursuant to preemptive rights provisions contained in any agreement to which the Company is a party, (D) upon exercise of the Top-Up Option, the number of shares of Common Stock owned, directly or indirectly, by Parent or Merger Sub constitutes one share of Common Stock more than 90% of the number of shares of Common Stock that will be outstanding immediately after the issuance of the Top-Up Option Shares, (E) the number of Top-Up Option Shares issued pursuant to the Top-Up Option shall in no event exceed the number of authorized and unissued shares of Common Stock not otherwise reserved for issuance for outstanding Company Equity Awards or other obligations of the Company and (F) the Acceptance shall have occurred.

(b) Parent and Merger Sub acknowledge that the shares of Common Stock which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the 1933 Act) in violation of the 1933 Act. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable Laws, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), Merger Sub shall so notify the Company and shall set forth in such notice (i) the number of shares of Common Stock that will be owned, directly or indirectly, by Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares.  The Company shall, as soon as practicable following receipt of such notice, notify Merger Sub of the number of shares of Common Stock then outstanding and the number of Top-Up Option Shares. At the closing of the purchase of the Top-Up Option Shares, Merger Sub shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares, which shall equal the Offer Price multiplied by the number of Top-Up Option Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Option Shares. The aggregate purchase price payable for the Top-Up Shares may be paid by Merger Sub by payment of cash, executing and delivering to the Company a promissory note having a principal amount equal to the balance of the aggregate purchase price for the Top-Up Shares or a combination thereof as Parent shall determine. Any such promissory note shall bear interest at the rate of 7% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty. In the event that this Agreement is terminated after the Top-Up Option is exercised and prior to the Effective Time, all amounts then owing pursuant to the promissory note (including all interest) shall thereupon become immediately due and payable and, at the election of Parent, the Top-Up Shares may be returned to the Company in full satisfaction of the amount owed on the promissory note.

ARTICLE II

THE MERGER

Section 2.1 The Merger.

(a) At the Effective Time, in accordance with the Act, and upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company, at which time the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation and, immediately after the Effective Time, a Subsidiary of Parent or VimpelCom.

(b) Subject to the provisions of this Agreement, on the Closing Date, the Company and/or Merger Sub, as appropriate, shall file a Certificate of Merger or Certificate of Ownership and Merger, as applicable (in either case, the “Certificate of Merger”), meeting the requirements of the Act for acceptance of record by the Secretary of State of the State of Delaware. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of the State of Delaware, or at such later time as the Company and Merger Sub may agree and specify in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

(c) The Merger shall have the effects set forth in this Agreement and the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(d) The closing of the Merger (the “Closing”) shall take place (i) at the offices of Akin Gump Strauss Hauer & Feld LLP located in New York, New York, as soon as reasonably practicable (but in any event, no later than the second Business Day) after the day on which the last condition to the Merger set forth in Article VIII is satisfied or validly waived (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or valid waiver of such conditions) or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the actual date of the Closing, the “Closing Date”).

Section 2.2 Conversion of Securities. At the Effective Time, pursuant to this Agreement and by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of Common Stock:

(a) Each share of Common Stock owned by the Company or any of its Subsidiaries, Parent or Merger Sub or any other wholly owned Subsidiary of Parent to which Merger Sub’s rights and obligations are assigned pursuant to Section 10.6 immediately prior to the Effective Time, if any, shall be, by virtue of the Merger, canceled and retired and shall cease to exist, and no payment of consideration or distribution shall be made or delivered with respect thereto.

(b) Each Merger Sub Share issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

(c) Each share of Common Stock (including any Company Restricted Shares) issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock to be canceled pursuant to Section 2.2(a)), automatically shall be canceled and converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such share of Common Stock (a “Certificate”) in the manner provided in Section 2.4. Such shares of Common Stock (including any Company Restricted Shares), other than those canceled pursuant to Section 2.2(a), sometimes are referred to herein as the “Merger Shares.”

(d) If between the date of this Agreement and the Effective Time the number of shares of outstanding Common Stock is changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split-up, combination, exchange of shares or the like, other than pursuant to the Merger, the Offer Price (with respect to any such event that becomes effective prior to the Expiration Date) and the Merger Consideration payable per share of Common Stock shall be correspondingly adjusted.

(e) The Company Equity Awards outstanding immediately prior to the Effective Time shall be treated as provided in Section 2.5.

Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who was entitled to and has validly demanded appraisal rights in accordance with Section 262 of the Act (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder’s appraisal rights under the Act, but instead shall be converted into the right to receive payment from the Surviving Corporation with respect to such Dissenting Shares in accordance with the Act. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such appraisal right pursuant to the Act, each Dissenting Share of such holder shall be treated as a share of Common Stock that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.2(c). The Company shall give prompt notice to Parent of any demands, attempted withdrawals of such demands and any other instruments served pursuant to the Act received by the Company for appraisal of shares of Common Stock, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.4 Payment of Cash for Merger Shares.

(a) Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to serve as the disbursing agent for the Merger Consideration and payments in respect of the Vested Company Equity Awards, unless another agent is designated as provided in Section 2.5(a) (the “Disbursing Agent”). Promptly after the Effective Time, Parent will cause to be deposited with the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) cash in the aggregate amount sufficient to pay the Merger Consideration in respect of all Merger Shares outstanding immediately prior to the Effective Time plus any cash necessary to pay for Vested Company Equity Awards and Company Restricted Shares outstanding immediately prior to the Effective Time pursuant to Section 2.5. Such funds may be invested by the Disbursing Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that such investments shall be in: (i) obligations of or guaranteed by the United States of America or (ii) money market accounts, certificates of deposit or demand deposits with commercial banks having assets in excess of $100,000,000,000. Any profit or loss resulting from, or interest and other income produced by, such investments shall be for the account of Parent.

(b) As promptly as practicable after the Effective Time (and in any event no more than seven (7) Business Days after the Effective Time), the Surviving Corporation shall cause the Disbursing Agent to mail, to each record holder of Merger Shares as of immediately prior to the Effective Time a letter of transmittal and instructions for exchanging their Merger Shares for the Merger Consideration payable therefor. The letter of transmittal will be in customary form and will specify that delivery of Certificates will be effected, and risk of loss and title will pass, only upon delivery of the Certificates and a duly executed letter of transmittal to the Disbursing Agent. Upon surrender of such Certificate or Certificates to the Disbursing Agent together with a properly completed and duly executed letter of transmittal and any other documentation that the Disbursing Agent may reasonably require pursuant to the instructions, the record holder thereof shall be entitled to receive the Merger Consideration payable in exchange therefor, without interest and the Certificate so surrendered shall be canceled. Until so surrendered and exchanged, each such Certificate shall, after the Effective Time, be deemed to represent only the right to receive the Merger Consideration, and until such surrender and exchange, no cash shall be paid to the holder of such outstanding Certificate in respect thereof.

(c) If payment is to be made to a Person other than the registered holder of the Merger Shares formerly represented by the Certificate or Certificates surrendered in exchange therefor, it shall be a condition to such payment that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Disbursing Agent any applicable stock transfer taxes required as a result of such payment to a Person other than the registered holder of such Merger Shares or establish to the satisfaction of the Surviving Corporation that such stock transfer taxes have been paid or are not payable.

(d) After the Effective Time, there shall be no further transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, Parent or the Disbursing Agent, such shares shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

(e) If any cash deposited with the Disbursing Agent remains unclaimed nine months after the Effective Time, such cash shall be returned to Parent or the Surviving Corporation upon demand, and any holder who has not surrendered such holder’s Certificates for the Merger Consideration payable in respect thereof prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of Certificates for an amount paid to a public official pursuant to any applicable unclaimed property laws. Any amounts remaining unclaimed by holders of Certificates as of a date immediately prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation on such date, free and clear of any claims or interest of any Person previously entitled thereto.

(f) From and after the Effective Time, the holders of shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Common Stock, other than the right to receive the Merger Consideration as provided in this Agreement.

(g) In the event that any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if required by the Surviving Corporation or the Disbursing Agent, upon the posting by such holder of a bond in such reasonable amount as the Surviving Corporation or the Disbursing Agent may direct as indemnity against any claim that may be made against the Surviving Corporation or the Disbursing Agent with respect to such Certificate, the Disbursing Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration in respect thereof entitled to be received pursuant to this Agreement.

(h) Parent, Surviving Corporation and the Disbursing Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable hereunder any amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder from whose Merger Consideration the amounts were so deducted and withheld.

Section 2.5 Treatment of Company Equity Awards.

(a) As of the Effective Time, each stock option, stock appreciation right or other equity award that is settled in, or relates to, Common Stock (other than Company Restricted Shares) held by any Company Employee under any Company Benefit Plan (including awards under the EDN Sovintel 2005 Stock Appreciation Rights Bonus Plan) (“Company Equity Award”) which is vested and outstanding as of immediately prior to the Effective Time (“Vested Company Equity Award”) shall be converted into the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Vested Company Equity Award multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise or the strike price of the Vested Company Equity Award, as the case may be (as adjusted on any vesting date pursuant to its terms or an applicable Company Benefit Plan with respect to all or any portion of the shares covered thereby), without interest and less any amounts required to be deducted and withheld under any applicable Law except that with respect to any stock appreciation right that has been frozen by the Company prior to the Effective Time, the Merger Consideration shall be deemed to be $53.80. In the event that the per share exercise or strike price of any Vested Company Equity Award, as adjusted, is equal to or greater than the Merger Consideration, such Vested Company Equity Award shall be canceled without payment therefor and shall have no further force or effect. All payments with respect to such Vested Company Equity Awards shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.4.

(b) As of the Effective Time, each Company Equity Award which is unvested and outstanding as of immediately prior to the Effective Time (“Unvested Company Equity Award”) (except to the extent the applicable Company Benefit Plan provides for automatic vesting as of the Effective Time, which award shall be deemed a Vested Company Equity Award) shall be converted into the right to receive an amount in cash on each of the applicable vesting dates and subject to the other terms and conditions applicable to such Unvested Company Equity Award immediately prior to the Effective Time, equal to the product of (i) the number of shares of Common Stock subject to the portion of such Unvested Company Equity Award which becomes vested on such date multiplied by (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise or the strike price of such Unvested Company Equity Award, as the case may be (as adjusted on any vesting date pursuant to its terms or an applicable Company Benefit Plan with respect to all or any portion of the shares covered thereby), without interest and less any amounts required to be deducted and withheld under any applicable Law except that with respect to any stock appreciation right that has been frozen by the Company prior to the Effective Time, the Merger Consideration shall be deemed to be $53.80. In the event that the per share exercise or strike price of any Unvested Company Equity Award, as adjusted, is equal to or greater than the Merger Consideration, such Unvested Company Equity Award shall be canceled without payment therefor and shall have no further force or effect as of the Effective Time. The Surviving Corporation shall pay the applicable amounts which become due under this Section 2.5(b) as soon as reasonably practicable following the applicable vesting date.

(c) Each outstanding Company Restricted Share outstanding immediately prior to the Effective Time shall vest and become free of restrictions as of the Effective Time and be converted into the right to receive an amount in cash equal to the Merger Consideration in accordance with Section 2.2, without interest and less any amounts required to be deducted and withheld under any applicable Law. All payments with respect to such Company Restricted Shares shall be made by the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) as promptly as reasonably practicable after the Effective Time from funds deposited by or at the direction of the Surviving Corporation to pay such amounts in accordance with Section 2.4.

(d) Prior to the Effective Time, the Company will adopt such resolutions as shall be necessary, and will take all such other actions as may be required, to effectuate the actions contemplated by this Section 2.5, without paying any consideration or incurring any debts or obligations on behalf of the Company or the Surviving Corporation.

(e) Parent, the Surviving Corporation and the Disbursing Agent (or such other agent reasonably acceptable to the Company as Parent shall designate prior to the Effective Time) shall be entitled to deduct and withhold from any amounts to be paid under this Section 2.5 in respect of Company Equity Awards and Company Restricted Shares amounts required to be deducted and withheld under any applicable Tax Law. To the extent any amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the holder of Company Equity Awards and Company Restricted Shares from whose payments in respect of Company Equity Awards and Company Restricted Shares the amounts were so deducted and withheld.

Section 2.6 Merger Without Meeting or Vote of Stockholders. Notwithstanding anything in this Agreement to the contrary, if, following the Offer and any subsequent offering period and the exercise, if any, of the Top-Up Option, the requirements for a Short Form Merger are satisfied such that the Merger may be effected without a meeting or vote of the stockholders of the Company, the parties hereto shall take all necessary and appropriate action to consummate the Merger as a Short Form Merger as soon as practicable after the satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof.

ARTICLE III

THE SURVIVING CORPORATION

Section 3.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall, by virtue of the Merger, be amended so as to read in its entirety as set forth in Exhibit A annexed hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

Section 3.2 Bylaws. At the Effective Time, and without any further action on the part of the Company, Parent and Merger Sub, the bylaws of the Company shall be amended so as to read in their entirety as set forth in Exhibit B annexed hereto and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 3.3 Directors and Officers. From and after the Effective Time, (i) the directors of the Company at the Effective Time shall remain the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time (other than those who Parent determines shall not remain as officers of the Surviving Corporation) shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in accordance with applicable Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company SEC Reports filed after January 1, 2006 and prior to the date of this Agreement (other than the risk factors and forward looking information disclosed therein) and except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent and Merger Sub by the Company on the date hereof (the “Company Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Company Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

Section 4.1 Corporate Existence and Power. Except as set forth in Section 4.1 of the Company Disclosure Letter, each of the Company and its Material Subsidiaries is duly organized, validly existing and (with respect to jurisdictions that recognize the concept of good standing) in good standing under the laws of its jurisdiction. Except as set forth in Section 4.1 of the Company Disclosure Letter, each of the Company, and its Material Subsidiaries has all corporate or similar powers and authority required to own, lease and operate its respective properties and to carry on its business as now conducted. Except as set forth in Section 4.1 of the Company Disclosure Letter, each of the Company and its Material Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such qualification necessary, except where the failure to be so licensed or qualified has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.1 of the Company Disclosure Letter, neither the Company nor any Material Subsidiary is in violation of its organizational or governing documents in any material respect.

Section 4.2 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement, the Offer, and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company. Except for the approval, if required by applicable Law, at a meeting of Company stockholders called for such purpose, of the Merger and this Agreement by the affirmative vote of the holders (present at such meeting in person or by proxy) of Common Stock as required by Applicable Law (the “Stockholder Vote”), no other corporate proceedings on the part of the Company or its Subsidiaries are necessary to approve this Agreement or the Offer or to consummate the Merger or the other transactions contemplated hereby. The Board of Directors of the Company, acting upon the unanimous recommendation of the Special Committee, at a duly held meeting has taken the Board Actions.

(b) This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid execution and delivery of this Agreement by Parent and Merger Sub, constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 4.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement, the consummation of the Offer and the consummation of the Merger by the Company do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority, other than (i) the filing and acceptance for record of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with the applicable requirements of the FAS under the Laws of the Russian Federation; (iii) compliance with the applicable requirements of the applicable Other Antitrust Laws specified in Section 4.3(iii) of the Company Disclosure Letter; (iv) compliance with the applicable requirements of the Exchange Act including the filing of the Company Proxy/Information Statement, the Company Schedule 13E-3 and the Schedule 14D-9; (v) compliance with the rules and regulations of the Nasdaq Global Select Market; (vi) compliance with any applicable foreign or state securities or Blue Sky laws; and (vii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (B) prevent or materially delay the consummation of the Merger or the Offer.

Section 4.4 Non-Contravention. Except as set forth in Section 4.4 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement, the consummation of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby do not and will not (i) contravene or conflict with the organizational or governing documents of the Company or any of its Material Subsidiaries; (ii) assuming compliance with the matters referenced in Section 4.3 and the receipt of the Stockholder Vote, if required, contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of benefit under, or give rise to any right of termination, cancellation, amendment, payment under or acceleration of any right or obligation of the Company or any of its Subsidiaries, or result in the creation of any Lien on any of the properties or assets of the Company or its Subsidiaries under any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, Permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets are bound; subject, in the case of clause (iii) above, to compliance with the Company Shareholders Agreement and, except in the case of clauses (ii) and (iii) above, those which would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or prevent or materially delay the consummation of the Merger or the Offer.

Section 4.5 Capitalization.

(a) The authorized capital stock of the Company is 100,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the Execution Date, there were (i) 40,365,495 shares of Common Stock issued and outstanding (including 7,620 outstanding Company Restricted Shares) and no shares of Preferred Stock issued and outstanding, and (ii) outstanding Company Equity Awards to purchase an aggregate of 1,592,337 shares of Common Stock. Section 4.5(a) of the Company Disclosure Letter sets forth, as of the Execution Date, the number of shares of (i) Common Stock issuable upon exercise of outstanding Company Equity Awards that are settled, or permitted to be settled, in Common Stock (including any stock appreciation rights or similar Company Equity Awards), and (ii) outstanding Company Restricted Shares, in each case granted under each Company Benefit Plan or otherwise, including, as applicable, the per share exercise price, the date of grant, and the remaining vesting schedule thereof. Except as set forth in Section 4.5(a) of the Company Disclosure Letter, neither the execution of this Agreement nor any of the transactions contemplated hereby will result in any outstanding Company Equity Award or Company Restricted Share becoming vested or exercisable or being settled and, except as set forth in Section 4.5(a) of the Company Disclosure Letter, all Company Equity Awards which are in the form of stock appreciation rights (or similar awards) have been frozen by the Company such that the holder of any such award shall only be entitled to receive, in cash, the difference, if positive, between (a) and (b), where (a) is equal to $53.80 and (b) is the exercise price or strike price of such award, as the case may be (as adjusted on any vesting date pursuant to the terms of such award). All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable, and are not subject to (except as set forth in Section 4.5(a) of the Company Disclosure Letter), and were not issued in violation of, any preemptive or similar right, purchase option, call or right of first refusal or similar right. Other than the Company Equity Awards, no Company Benefit Plan provides any benefit derived from the value of Company Common Stock. Vesting dates, grant dates and exercise prices relating to the Company Restricted Shares are set forth in Section 4.5(a) of the Company Disclosure Letter.

(b) Except as set forth in Section 4.5(a), there are no outstanding (i) shares of capital stock or other voting securities of the Company; (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company; (iii) Company Equity Awards or other rights or options to acquire from the Company, or obligations of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of the Company; or (iv) equity equivalent interests in the ownership or earnings of the Company or other similar rights in respect of the Company (the items in clauses (i) through (iv) collectively, “Company Securities”). Except as set forth in Section 4.5(b) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Company Securities. Except as set forth in Section 4.5(b) of the Company Disclosure Letter, there are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Company Securities. Except for the Company Shareholders Agreement, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of the Company or preemptive rights with respect thereto. None of the Subsidiaries of the Company own any Common Stock.

(c) Since September 30, 2007, the Company has not declared or paid any dividend or distribution in respect of any Company Securities, and neither the Company nor any Subsidiary of the Company has issued, sold or repurchased any Company Securities except with respect to shares of Company Securities issued or sold by any of the wholly owned Company Subsidiaries to the Company or any other wholly owned Company Subsidiary or repurchased from any wholly owned Company Subsidiary by the Company or any other wholly owned Company Subsidiary, and their respective Boards of Directors have not authorized any of the foregoing.

(d) Neither the Company nor any of the Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any Subsidiary of the Company (other than any wholly owned Subsidiary), Company Joint Venture or any other Person, other than intercompany debt in the ordinary course of business consistent with past practice.

(e) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Company stockholders may vote are outstanding.

Section 4.6 Company Subsidiaries. (a) Section 4.6(a) of the Company Disclosure Schedule lists each of the Subsidiaries of the Company and each Company Joint Venture, including the name of each such entity and jurisdiction of its incorporation or organization and the percentage of each such entity owned, directly or indirectly by the Company. All the outstanding shares of capital stock of, or other equity interests in, each Material Subsidiary of the Company have been validly issued and are fully paid and, with respect to the corporate Material Subsidiaries of the Company, nonassessable and are owned directly or indirectly by the Company, free and clear of all mortgages, pledges, claims, restrictions, infringements, liens, charges, encumbrances and security interests and claims of any kind or nature whatsoever (collectively, “Liens”) and are owned and were issued free of any other restriction (including preemptive and similar rights and any restriction on the right to vote, sell, pledge or otherwise dispose of such capital stock or other ownership interests).

(b) Except as set forth in Section 4.6(b) of the Company Disclosure Letter, there have not been reserved for issuance, and there are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company; (ii) rights or options to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for shares of capital stock or voting securities of any Subsidiary of the Company; or (iii) equity equivalent interests in the ownership or earnings of any Subsidiary of the Company or other similar rights in respect of any Subsidiary of the Company (the items in clauses (i) through (iii) collectively, “Subsidiary Securities”). Except as set forth in Section 4.6(b) of the Company Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Subsidiary Securities. Except as set forth in Section 4.6(b) of the Company Disclosure Letter, there are no preemptive rights of any kind which obligate the Company or any of its Subsidiaries to issue or deliver any Subsidiary Securities. Except as set forth in Section 4.6(b) of the Company Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which it is bound relating to the voting or registration of any shares of capital stock of any Subsidiary of the Company or preemptive rights with respect thereto.

Section 4.7 Reports and Financial Statements.

(a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the SEC since January 1, 2006 (all such forms, reports, statements, certificates and other documents filed with or furnished to the SEC since January 1, 2006, with any amendments thereto, collectively, the “Company SEC Reports”), each of which, including any financial statements or schedules included therein, as finally amended prior to the date hereof, has complied as to form in all material respects with the applicable requirements of the Securities Act and Exchange Act as of the date filed with the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC. None of the Company SEC Reports contained, when filed with the SEC and, if amended prior to the date hereof, as of the date of such amendment, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there were no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company’s annual reports on Form 10-K for the fiscal years ended December 31, 2006 and 2005, respectively, and the unaudited consolidated interim financial statements included in the Company’s quarterly reports on Form 10-Q filed since December 31, 2006 (including in each case, the related notes and schedules, where applicable) fairly present (subject, in the case of the unaudited statements, to normal year-end auditing adjustments, and the absence of footnotes), in all material respects, the results of the consolidated operations and changes in stockholders’ equity and cash flows and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such consolidated financial statements (including the related notes and schedules, where applicable) complied, as of the date of filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC applicable thereto and each of such financial statements (including the related notes and schedules, where applicable) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto.

Section 4.8 Sarbanes-Oxley Compliance; Internal Controls. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended, and the related rules and regulations promulgated thereunder with respect to the Company’s filings pursuant to the Exchange Act. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Except as would not reasonably be likely to have a Material Adverse Effect, (a) the Company has established and maintains a system of internal accounting control over financial reporting sufficient to comply with all legal and accounting requirements applicable to the Company, (b) the Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s auditors and its audit committee, (i) any significant deficiencies and material weaknesses in the design or operation of its internal accounting controls which are reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize, and report financial information, and (ii) any fraud known to the Company that involves management or other employees who have a significant role in internal controls, and (c) the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal accounting controls over financial reporting, including any such complaint, allegation, assertion, or claim that the Company has engaged in questionable accounting or auditing practices.

Section 4.9 Undisclosed Liabilities. Except (i) for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and its consolidated Subsidiaries included in the most recent consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2007, (ii) for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2007, and (iii) for liabilities that would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due).

Section 4.10 Title to Assets; Absence of Liens and Encumbrances, etc.

(a) General. The Company and its Subsidiaries own or lease all material Assets necessary for the conduct of their business as presently conducted, including, without limitation, all material Assets shown to be owned by them on the Company’s consolidated balance sheet for the fiscal quarter ended September 30, 2007, and all such Assets that are tangible are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of their business.

(b) Real Property. The Company and its Subsidiaries have good, valid and marketable title to, or have good and valid leasehold interests in, all real property that, individually or in the aggregate, is material to the business of the Company and its Subsidiaries taken as a whole, free and clear of any Lien other than Permitted Liens.

(c) Personal Property. The Company and its Subsidiaries have good, valid and marketable title to, or have good and valid leasehold interests in, all tangible personal property that is material to the business of the Company and its Subsidiaries taken as a whole, free and clear of any Lien other than Permitted Liens.

Section 4.11 Environmental, Health and Safety Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Company and its Subsidiaries is in compliance with all Environmental, Health and Safety Requirements in connection with owning, using, maintaining or operating its business, operations or assets; (b) each location at which the Company or any of its Subsidiaries operates its business or the Assets is in compliance with all Environmental, Health and Safety Requirements; and (c) there are no pending or, to the Knowledge of the Company, threatened allegations by any person that any of the Company’s or its Subsidiaries’ properties or assets are not, or that the business has not been, conducted in compliance with all Environmental, Health and Safety Requirements.

Section 4.12 Intellectual Property. The Company owns or has rights to all Intellectual Property material to the conduct of its business. No material claims are pending or, to the knowledge of the Company, threatened that the Company or any Subsidiary is infringing on or otherwise violating the rights of any person with regard to any Intellectual Property and, to the knowledge of the Company, no person is infringing on or otherwise violating any right of the Company or any Subsidiary with respect to any Intellectual Property owned by and/or licensed to the Company or any Subsidiary.

Section 4.13 Disclosure Documents. None of (a) the Company Schedule 13E-3, the Schedule 14D-9 and the Company Proxy/Information Statement, at the date each is filed with the SEC (in the case of the Company Schedule 13E-3, the Schedule 14D-9 and the information required under Rule 14f-1 of the Exchange Act), at the date each is first mailed to holders of Common Stock (in the case of the Company Proxy/Information Statement) or at the time of the Company Stockholder Meeting (if such meeting is held) (other than as to information supplied in writing by Parent or Merger Sub, expressly for inclusion therein, as to which no representation is made), (b) any information provided by the Company in writing for inclusion in the Schedule TO or Offer Documents at the date each is filed with the SEC or (c) any information incorporated by reference from the Company SEC Reports, at the date each is filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will cause the Company Schedule 13E-3, the Schedule 14D-9, the Company Proxy/Information Statement and all related SEC filings to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto and any other applicable Law as of the date of such filing.

Section 4.14 Absence of Certain Changes or Events. Since September 30, 2007, (i) no change, circumstance, event or effect has occurred which has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, and (ii) the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business.

Section 4.15 Litigation. Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, legal, administrative, arbitral or other material proceedings, claims, actions or governmental or regulatory investigations (a “Proceeding”) of any nature against the Company or any of its Subsidiaries, except for any Proceeding which has not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth in Section 4.15 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries or any of their businesses or properties are subject to or bound by any injunction, order, judgment, decree or regulatory restriction of any Governmental Authority specifically imposed upon the Company, any of its Subsidiaries or their respective properties or assets, except for any injunction, order, judgment, decree or regulatory restriction which (i) has not had or would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or (ii) would not prevent or materially delay the consummation of the Merger or the Offer or interfere with the Company’s ability to observe and perform its obligations hereunder.

Section 4.16 Taxes. Except as have not had or could not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect:

(a) except as set forth in Section 4.16(a) of the Company Disclosure Letter, all Tax Returns required to be filed by the Company or any of its Subsidiaries have been properly prepared and timely filed, and all such Tax Returns (including information provided therewith or with respect thereto) are true, correct and complete;

(b) except as set forth in Section 4.16(b) of the Company Disclosure Letter, the Company and its Subsidiaries have fully and timely paid all Taxes (whether or not shown to be due on the Tax Returns referred to in Section 4.16(a)) other than Taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the applicable financial statements in accordance with GAAP;

(c) except as set forth in Section 4.16(c) of the Company Disclosure Letter, no audit or other proceeding by any taxing authority is pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries;

(d) there are no Tax sharing agreements (or similar agreements) to which the Company or any of its Subsidiaries is a party to or by which the Company or any of its Subsidiaries is bound (other than agreements exclusively between or among the Company and its Subsidiaries);

(e) neither the Company nor any of its Subsidiaries has engaged in any reportable transaction under Section 6011 of the Code and the regulations thereunder;

(f) the charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in the Company’s most recent audited financial statements are adequate under GAAP to cover all Tax liabilities accrued through the date thereof;

(g) Section 4.16(g) of the Company Disclosure Letter sets forth the last taxable period through which the federal income Tax Returns of the Company and its Subsidiaries have been examined by the IRS or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state, foreign or local taxing authority have been fully paid, fully settled or adequately provided for in the Company’s most recent audited financial statements;

(h) except as set forth in Section 4.16(h) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been included in any “consolidated”, “unitary” or “combined Tax Return” (other than Tax Returns which include only the Company and any Subsidiaries of the Company) provided for under the laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee;

(i) neither the Company nor any of its Subsidiaries has, as of the Closing Date, entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes or the time with respect to the filing of any Tax Return;

(j) there are no Liens for Taxes on any asset of the Company or its Subsidiaries, other than Permitted Liens;

(k) neither the Company nor any of its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority, nor is any such request outstanding;

(l) each of the Company and its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code;

(m) neither the Company nor any Subsidiary has been a party to any distribution occurring during the last two (2) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied;

(n) the Company has made available to Merger Sub correct and complete copies of (i) all United States, Russia or Ukraine federal Tax Returns of the Company and its Subsidiaries for all open Tax years, filed through the date hereof, (ii) any audit reports (or notice of proposed adjustment to the extent not included in an audit report) within the last three years with respect to the Company or any of its Subsidiaries, and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in the immediately preceding clauses (i) and (ii); and

(o) neither the Company nor any Subsidiary is, or ever has been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

Section 4.17 ERISA; Employee Benefits Matters

(a) Section 4.17(a) of the Company Disclosure Letter contains a true and complete list of each Company Benefit Plan (other than any multiemployer plan within the meaning of ERISA Section 3(37)) sponsored, maintained or contributed to by the Company, its Subsidiaries, or any trade or business, whether or not incorporated, which together with the Company would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA (“ERISA Affiliate”). With respect to each Company Benefit Plan, the Company has made available to Merger Sub a true, correct and complete copy of such Company Benefit Plan, and, to the extent applicable, trust agreements, insurance contracts and other funding vehicles, the most recent annual reports (Form 5500 series) and accompanying schedules, summary plan descriptions, and the most recent determination, advisory, opinion or notification letter as the case may be from the Internal Revenue Service (“IRS”).

(b) With respect to each Company Benefit Plan, (i) that is intended to qualify under Section 401(a) or Section 401(k) of the Code, such Company Benefit Plan satisfies the requirements of such section(s) and has received a favorable determination letter from the IRS with respect to its qualification, and its related trust has been determined to be exempt from Tax under Code Section 501(a), and to the Knowledge of the Company, its Subsidiaries and any ERISA Affiliate, nothing has occurred to adversely affect such qualification or exemption; (ii) each Company Benefit Plan has been operated, funded and administered in compliance with its terms, the terms of any applicable collective bargaining agreement and with all applicable requirements of Law, including ERISA and the Code, except as would not subject the Company, its Subsidiaries or any ERISA Affiliate to any liability that has had or would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (iii) neither the Company, its Subsidiaries, nor any ERISA Affiliate has engaged in, and to the Knowledge of the Company and any ERISA Affiliate, no transaction or act or failure to act has occurred that would subject the Company, its Subsidiaries or any ERISA Affiliate to any liability for a breach of fiduciary duty under ERISA that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (iv) no disputes are pending or, to the Knowledge of the Company or any ERISA Affiliate, threatened, other than ordinary claims for benefits, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; (v) neither the Company, its Subsidiaries nor any ERISA Affiliate has engaged in any transaction that violates, and to the Knowledge of the Company or any ERISA Affiliate, no violation exists with respect to Section 406(a) or (b) of ERISA or Section 4975 of the Code (for which an exemption under such sections exists) that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; and (vi) all contributions due have been made on a timely basis. Except as would not subject the Company and its Subsidiaries to any liability that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, all contributions made or required to have been made under any Company Benefit Plan for which a tax deduction under U.S. Law is available meet the requirements for deductibility under the Code, and all contributions that are required and which have not been made have been properly recorded on the books of the Company or, as applicable, an ERISA Affiliate.

(c) No Company Benefit Plan (including for such purpose, any employee benefit plan described in ERISA Section 3(3) that the Company, any Subsidiary or any ERISA Affiliate maintained, sponsored or contributed to within the six-year period preceding the Effective Time) is (i) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), or (iii) subject to Title IV or Section 302 of ERISA or Section 412 of the Code. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, no “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Company Benefit Plan. Except as has not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, no event has occurred with respect to the Company, any Subsidiary or any ERISA Affiliate in connection with which the Company, any Subsidiary or ERISA Affiliate could be subject to liability, lien or encumbrance with respect to any Company Benefit Plan, except for regular contributions and benefit payments in the ordinary course of plan business.

(d) Except as required by applicable Law, since the date hereof, there has been no amendment to any Company Benefit Plan that would increase materially the expense to the Company, any of its Subsidiaries, or any ERISA Affiliate of maintaining such plan above the level of the expense incurred by such party therefor for the most recently completed fiscal year. Except as set forth in Section 4.17(d) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or together with any other related event) (i) result in any payment by the Company, any of its Subsidiaries or any ERISA Affiliate to any Company Employee of any money or other property under any Company Benefit Plan or (ii) result in the accelerated vesting or funding through a trust or otherwise of an amount of compensation or benefits under any Company Benefit Plan. Except as set forth in Section 4.17(d) of the Company Disclosure Letter, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in payments under any Company Benefit Plan which would not be deductible under Section 280G of the Code. Except as set forth in Section 4.17(d) of the Company Disclosure Letter or as required by applicable Law, no present or former employees of the Company, its Subsidiaries, or any ERISA Affiliate are covered by any Company Benefit Plan that provides or will provide any severance pay, post-termination health or life insurance benefits (except as required pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA) or similar benefits.

(e) Except as set forth in Section 4.17(e) of the Company Disclosure Letter, neither the Company nor any Subsidiary has any contractual obligation to make any Tax gross up payments as a result of the golden parachute excise taxes of Section 4999 of the Code. Neither the Company nor any Subsidiary has any obligation to make any Tax gross up payments as a result of the interest and penalty provisions of Section 409A of the Code to any individual.

(f) Except as would not subject the Company and its Subsidiaries to any liability that would be reasonably likely to have a Material Adverse Effect, each Company Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (i) Section 409A of the Code and (ii)(A) the proposed regulations issued thereunder, or (B) Internal Revenue Service Notice 2005-1, and to the extent required in compliance with the final regulations issued thereunder.

(g) All amounts payable pursuant to any employment compensation, severance or other Company Benefit Plan or other equity-based plan sponsored by the Company or any of its Subsidiaries, or payable in respect of Company Equity Awards in accordance with this Agreement to Persons who are holders of Common Stock or other securities of the Company (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by such Persons (and matters incidental thereto) and (ii) are not calculated based on the number of shares tendered or to be tendered into the Offer by the applicable Person. The Compensation Committee of the Board of Directors of the Company (A) at a meeting duly called and held at which all members of such committee were present, duly adopted resolutions approving as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act the Compensation Arrangements and the treatment of the Company Equity Awards in accordance with the terms set forth in this Agreement, which resolutions have not been rescinded, modified or withdrawn in any way and (B) has taken all other actions necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act with respect to the foregoing arrangements. Immediately prior to the Expiration Date, there will be no Compensation Arrangements between the Company or any of its Subsidiaries, on the one hand, and any stockholder of the Company that has tendered shares of Common Stock into the Offer, on the other hand, other than those Compensation Arrangements that have been approved by the such Compensation Committee, prior to the Expiration Date, in accordance with the preceding sentence and with respect to which such committee has taken all other actions, prior to the Expiration Date, necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act.

Section 4.18 Compliance With Laws.

(a) Except as set forth in Section 4.18 of the Company Disclosure Letter, the Company and each of its Subsidiaries is, and at all times since January 1, 2006 has been, in compliance with all Laws applicable to the Company, its Subsidiaries and their respective businesses and activities, except for such noncompliance that has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

(b) Except as set forth in Section 4.18 of the Company Disclosure Letter, the Company and each Subsidiary of the Company has and maintains in full force and effect, and is in compliance with, all Permits and all orders from Governmental Authorities necessary for the Company and each Subsidiary to carry on their respective businesses as currently conducted, except as has not had, and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.19 Material Contracts.

(a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (each, a “Company Material Contract”), except for those “material contracts” that have been filed as exhibits to any Company SEC Reports filed by the Company.

(b) Neither the Company nor any Subsidiary is in breach of or default (with or without notice, lapse of time or both) under the terms of any Company Material Contract. To the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract. Except as set forth in Section 4.19 of the Company Disclosure Letter, each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary which is a party thereto and is in full force and effect.

Section 4.20 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person (other than any Persons retained by Parent or Merger Sub) except Credit Suisse Securities (USA) LLC is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. The Company has provided to Merger Sub a complete and correct copy of any Contract between the Company and Credit Suisse Securities (USA) LLC, relating to any such fees.

Section 4.21 Opinion of Financial Advisor. The Special Committee has received an opinion from Credit Suisse Securities (USA) LLC to the effect that, as of the date of such opinion, the Offer Price to be received in the Offer and the Merger, taken together, by the holders of Common Stock (other than VimpelCom, Parent, Merger Sub, Altimo Holdings & Investments Ltd., Telenor ASA, and their respective affiliates) is fair, from a financial point of view, to such holders.

Section 4.22 Anti-Takeover Provisions. The Board of Directors of the Company has approved the acquisition of shares of Common Stock by Merger Sub and Parent for purposes of the Takeover Statute. To the Knowledge of the Company, except for the Takeover Statute, there are no takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Laws enacted under any Law applicable to the Company, this Agreement, the Offer, the Merger or the other transactions contemplated hereby. The Company does not have any stockholder rights plan in effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent and Merger Sub on the date hereof (the “Parent Disclosure Letter”) (it being understood that any information set forth in a particular section or subsection of the Parent Disclosure Letter shall be deemed to be disclosed in each other section or subsection thereof to which the relevance of such information is reasonably apparent), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that:

Section 5.1 Corporate Existence and Power. Parent is a private company with limited liability incorporated and validly existing under the laws of the Netherlands and has all requisite power and authority to execute and deliver this Agreement and to consummate the Offer and the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to execute and deliver this Agreement and to consummate the Offer and the Merger and the other transactions contemplated hereby and to perform each of its obligations hereunder.

Section 5.2 Corporate Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and Merger Sub. Except for the approval of the Merger and adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time), no other corporate proceedings other than those previously taken or conducted on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due and valid execution and delivery of the Agreement by the Company, constitutes a legal, valid and binding agreement of Parent and Merger Sub, respectively, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles.

Section 5.3 Governmental Authorization. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated by this Agreement do not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Authority on the part of Parent or Merger Sub, other than (i) the filing and acceptance for record of the Certificate of Merger with the Secretary of State of the State of Delaware; (ii) compliance with the applicable requirements of the FAS; (iii) compliance with the applicable requirements of the applicable Other Antitrust Laws specified in Section 4.3 of the Company Disclosure Letter; (iv) compliance with the applicable requirements of the Exchange Act including the filing and dissemination of the Offer Documents, including filing of the Schedule TO; (v) compliance with any applicable foreign or state securities or Blue Sky laws; and (vi) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not be reasonably likely to adversely effect in any material respect, or prevent or materially delay, the consummation of the Offer or the Merger or Parent’s or Merger Sub’s ability to observe and perform its material obligations hereunder.

Section 5.4 Non-Contravention. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby do not and will not (i) contravene or conflict with the organizational or governing documents of Parent or Merger Sub, (ii) assuming compliance with the items specified in Section 5.3, contravene, conflict with or constitute a violation of any provision of any Law binding upon or applicable to Parent or Merger Sub or any of their respective properties or assets, or (iii) require the consent, approval or authorization of, or notice to or filing with any third party with respect to, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), or give rise to any right of termination, cancellation, amendment or acceleration of any right or obligation of Parent or Merger Sub or to a loss of any material benefit to which Parent or Merger Sub is entitled under any Contract which, either individually or in the aggregate, would have a Material Adverse Effect on Parent or Merger Sub.

Section 5.5 Disclosure Documents. None of (a) the Schedule TO or the Offer Documents, at the date each is filed with the SEC (other than as to information supplied by the Company and its Subsidiaries expressly for inclusion therein or based upon or incorporated by reference from the Company SEC Reports, as to which no representation is made) or (b) the information supplied or to be supplied by Parent or Merger Sub or any of their Affiliates (other than the Company and its Subsidiaries) specifically for inclusion in the Company Proxy/Information Statement, the Company Schedule 13E-3 or Schedule 14D-9 or the information required under Rule 14f-1 will, at the date each is filed with the SEC (in the case of the Company Schedule 13E-3 or the Schedule 14D-9), on the date each is first mailed to stockholders of the Company (in the case of the Company Proxy/Information Statement), or at the time of the Company Stockholder Meeting (if such meeting is held), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.6 Finders’ Fees. No agent, broker, investment banker, financial advisor or other firm or Person (other than any Persons retained by the Company or the Special Committee) except UBS Limited is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement in the event the Offer is not consummated.

Section 5.7 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of the executed Debt Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to lend the amount set forth therein to VimpelCom for the purpose of VimpelCom providing debt financing for acquisitions, including the acquisition of shares of Common Stock of the Company (the “Financing”). The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of VimpelCom and, to the knowledge of Parent, the other parties thereto. The Debt Commitment Letter has not been amended, modified, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of VimpelCom under any term or condition of the Debt Commitment Letter. VimpelCom has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid on or before the date of this Agreement.

(b) Merger Sub has delivered to the Company a true, accurate and complete copy of the executed Merger Sub Commitment Letter, pursuant to which, and subject to the terms and conditions thereof, VimpelCom has committed to lend the amount set forth therein to Merger Sub for the purpose of funding the Offer, the Merger and the other transactions contemplated by this Agreement (the “Merger Sub Financing”). The Merger Sub Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of the parties thereto. The Merger Sub Commitment Letter has not been amended, modified, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of VimpelCom or Merger Sub under any term or condition of the Merger Sub Commitment Letter.

(c) Assuming the accuracy of the representations and warranties contained in the first four sentences of Section 4.5(a) and the first sentence of Section 4.5(b), the proceeds of the Merger Sub Financing, together with cash otherwise available to Merger Sub, are sufficient to allow Merger Sub to perform all of its obligations under this Agreement, including payment of (i) the aggregate consideration to be paid in the Offer, (ii) the Merger Consideration, (iii) the Reverse Termination Fee, (iv) the Additional Termination Fee and (v) all fees and expenses to be paid by Parent or Merger Sub related to the transactions contemplated by this Agreement. There are no contractual contingencies, side letters or similar arrangements under any agreement relating to the transactions contemplated by this Agreement, the Financing or Merger Sub Financing, as the case may be, or the Merger Sub Financing to which Parent, Merger Sub, VimpelCom or any of their Affiliates is a party that would permit the lenders party to the Debt Commitment Letter or VimpelCom with respect to the Merger Sub Commitment Letter to reduce the total amount of the Financing or impose any additional condition precedent to the availability of the Financing or the Merger Sub Financing. Parent and Merger Sub acknowledge that their obligation to consummate the Offer and the Merger are not conditioned on the receipt of the Financing or the Merger Sub Financing.

Section 5.8 Merger Sub(a) .

(a) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Acceptance Date will have engaged in no other business activities and prior to the Acceptance Date will have no liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Offer and the Merger and the other transactions contemplated by this Agreement. As of the Execution Date, there were 100 shares of common stock of Merger Sub outstanding, representing the only shares of Merger Sub outstanding and entitled to vote on the Merger.

(b) Merger Sub has, and, until the earliest of (i) the Acceptance Date, (ii) the date that is thirty (30) days after the termination of this Agreement, (iii) if the Company has initiated a Proceeding against Merger Sub or Parent or made a claim under the Collateral Account Control Agreement or the Escrow Agreement, as applicable, claiming an entitlement to a money payment from Merger Sub or Parent under this Agreement within such thirty (30) day period, then, as to the Merger Sub Liquid Assets (as defined below) or Escrowed Liquid Assets (as defined below) to which such Proceeding or claim relates, the date on which such Proceeding is finally judicially adjudicated or such Proceeding or claim is settled, and (iv) the release of funds held in the relevant account pursuant to the terms of the Collateral Account Control Agreement and the Escrow Agreement, as applicable, will have, a minimum of (i) $80,000,000 in cash or other liquid assets (the “Merger Sub Liquid Assets”) deposited in an account (the “Collateral Account”) at Citibank, N.A., which will be maintained in accordance with the terms of a security agreement (the “Security Agreement”) being entered into concurrently herewith by Merger Sub and the Company and a collateral account control agreement (together with the Security Agreement, the “Collateral Account Control Agreement”) being entered into concurrently herewith by Merger Sub, the Company and Citibank, N.A., and (ii) $120,000,000 in cash or other liquid assets (the “Escrowed Liquid Assets”) deposited in an account (the “Escrow Account”) at Citibank, N.A., which will be maintained in the Escrow Account in accordance with the terms of an escrow agreement (the “Escrow Agreement”) being entered into concurrently herewith by Merger Sub, the Company and Citibank, N.A.

Section 5.9 Company Common Stock. As of the Execution Date, neither VimpelCom nor any of its Subsidiaries, including Parent and Merger Sub, owns any shares of Common Stock.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of the Company and Subsidiaries. Except for matters (x) set forth in Section 6.1 of the Company Disclosure Letter or as otherwise specifically contemplated by or specifically provided in this Agreement, or (y) consented to in writing by Merger Sub (which consent, as to the matters in Section 6.1(b), (c), (d), (f), (g), (j), (k), (m)(C) and (D), (n), (o) and (p), shall not be unreasonably withheld), from the date hereof until the date the directors contemplated by Section 1.3(a) are appointed to the Board of Directors of the Company, the Company shall, and shall cause its Subsidiaries to, conduct their respective businesses in the ordinary and usual course consistent with past practice. Without limiting the generality of the foregoing, and except for matters set forth in Section 6.1 of the Company Disclosure Letter or as otherwise specifically contemplated by or specifically provided in this Agreement, without the prior written consent of Merger Sub (which consent, as to the matters in Section 6.1(b), (c), (d), (f), (g), (j), (k), (m)(C) and (D), (n), (o) and (p), shall not be unreasonably withheld), the Company shall not, and shall not permit its Subsidiaries to:

(a) propose or adopt any change in its organizational or governing documents;

(b) assume, incur, endorse or guarantee any indebtedness for borrowed money other than borrowings under existing lines of credit (or any refinancing of such existing lines on terms no less favorable to the Company and its Subsidiaries) incurred in the ordinary course of business;

(c) merge or consolidate the Company or any of its Subsidiaries with any Person, other than the Merger and other than such transactions solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in the Tax liability of the Company or its Subsidiaries;

(d) sell, lease or otherwise dispose of a material amount of assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture), other than such transactions solely among the Company and/or its wholly owned Subsidiaries that would not result in a material increase in Tax liability of the Company or its Subsidiaries;

(e) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that could be reasonably expected to impede the Financing;

(f) make any material loans, advances or capital contributions to, acquisitions or licenses of, or investments in, any other Person, except for (i) transactions solely among the Company and/or wholly owned Subsidiaries of the Company, ZAO Cortec or OOO Kolangon-optim, (ii) as required by contractual commitments in effect on the date of this Agreement (iii) capital contributions by OOO EDN Sovintel to OOO Kubtelecom (Krasnodor) not to exceed $4,000,000 in the aggregate and (iv) the acquisitions set forth on Section 6.1(f) of the Company Disclosure Letter, provided that in connection with financing any acquisition on Section 6.1(f) of the Company Disclosure Letter, the Company may not incur any indebtedness other than drawdowns under the Term Facility or the Company’s existing revolving credit facility without the prior written consent of Merger Sub (such consent not to be unreasonably withheld);

(g) authorize any capital expenditures in excess of $5,000,000 per project or related series of projects in excess of $25,000,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair and expenditures contemplated by the Company’s 2008 budget or carried over from the 2007 budget;

(h) terminate the employment of any of its executive officers without giving prior notice to Parent and Merger Sub;

(i) take any action with the purpose or intent of materially and adversely affecting its material Permits;

(j) enter into or amend any Contract with any executive officer, director or other Affiliate of the Company or any of its Subsidiaries or any Person beneficially owning 5% or more of the Common Stock;

(k) cancel, terminate or modify in any respect materially adverse to the Company any Company Material Contract other than in the ordinary course of business consistent with past practice;

(l) except as set forth in Section 6.1(l) of the Company Disclosure Letter, (i) split, combine or reclassify any Company Securities or Subsidiary Securities or amend the terms of any Company Securities or Subsidiary Securities, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Company Securities or Subsidiary Securities other than a dividend or distribution by a wholly owned Subsidiary of the Company in the ordinary course of business, (iii) grant, issue or offer to grant or issue any Company Securities or Subsidiary Securities, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any Company Securities or Subsidiary Securities, other than in connection with (A) the exercise (including the cash settlement) of Company Equity Awards outstanding on the date hereof, (B) the withholding of Company Securities to satisfy tax obligations with respect to Company Equity Awards, (C) the acquisition by the Company of Company Securities in connection with the forfeiture of Company Equity Awards, (D) the acquisition by the Company of Company Securities in connection with the net exercise of Company Equity Awards in accordance with the terms thereof, and (E) the issuance of Company Securities as required to comply with any Company Benefit Plan as in effect on the date hereof and (F) the granting of options to employees of ZAO Cortec; provided, however, that grants under this clause (F) shall only be permitted to the extent that the implementation of any plan, the entering into of any agreement or amendment to any agreement, the issuance of any such options or the taking of any other action with respect to such options will not at any time result in the Company not being able to control greater than 50% of the issued and outstanding voting shares of Cortec or result at any time in the Company being unable to fully consolidate under US GAAP the financial results of Cortec into its consolidated group financial statements; provided, further, that clauses (B) through (D) shall only be permitted to the extent the applicable Company Benefit Plan or related award agreements provide therefor at the date hereof in the ordinary course of business consistent with past practice;

(m) except (i) as required pursuant to existing written agreements or any Company Benefit Plan or collective bargaining agreement in effect on the date hereof, (ii) as effected in the ordinary course of business, (iii) as required by applicable Law (including Section 409A of the Code) or (iv) as set forth in Section 6.1(m) of the Company Disclosure Letter, (A) adopt, amend or terminate any Company Benefit Plan or enter into, amend or terminate any collective bargaining agreement with any Company Employee, except for entry into employment agreements in the ordinary course of business consistent with past practice with persons who are not senior executive officers or directors or to the extent necessary to replace a departing senior executive officer or director or fill an existing vacancy, (B) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (C) increase in any manner the compensation or benefits of all Company Employees by an amount in excess of $7,500,000 in the aggregate outside of the ordinary course of business, or (D) grant any severance or termination pay to any Company Employee except in the ordinary course of business;

(n) settle or compromise any litigation, or release, dismiss or otherwise dispose of any (i) stockholder action arising out of the transactions contemplated by this Agreement or (ii) any other claim or arbitration, other than, in the case of this clause (ii), settlements or compromises of litigation, claims or arbitration that do not exceed $3,000,000 individually or $10,000,000 in the aggregate and do not involve any material injunctive or other non-monetary relief or impose material restrictions on the business or operations of the Company or any of its Subsidiaries;

(o) other than in the ordinary course of business consistent with past practice or except to the extent required by Law, make or change any material Tax election, or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, file any amended Tax Return with respect to any material Tax, enter into any closing agreement with respect to any Tax, surrender any right to claim a Tax refund or fail to continue to prosecute any claim that a Tax payment made under objection should be refunded; except that the Company may settle or compromise such claims, or surrender any such right or fail to continue to prosecute such claim in an amount not exceeding $10,000,000 in the aggregate;

(p) make any change in financial accounting methods or method of Tax accounting, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may have been required by a change in GAAP or Law;

(q) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Merger, liquidations or dissolutions of wholly owned Subsidiaries of the Company and consolidations, mergers or reorganizations solely among wholly owned Subsidiaries of the Company that would not result in a material increase in Tax liability of the Company or its Subsidiaries), or a letter of intent or agreement in principle with respect thereto;

(r) (i) approve, adopt or enter into any stockholders’ rights plan or other anti-takeover measure unless it excludes Parent, Merger Sub, and any of their respective members, stockholders and Affiliates from its operation in all respects; or (ii) take any action that would cause any Takeover Statute to apply to this Agreement, the Offer, the Merger or the other transactions contemplated hereby; or

(s) authorize, agree or commit to do any of the foregoing.

Section 6.2 Conduct of Parent and Merger Sub. Merger Sub agrees that, unless otherwise contemplated herein or consented to in writing by the Company, prior to the earlier of (x) the Acceptance Date and (y) the date that is thirty (30) days after the termination of this Agreement (unless, in the case of this clause (y), the Company has initiated a Proceeding against Merger Sub or Parent or made a claim under the Collateral Account Control Agreement or the Escrow Agreement, as applicable, claiming an entitlement to a money payment from Merger Sub or Parent under this Agreement within such thirty (30) day period, in which case the date such Proceeding is finally judicially adjudicated or settled), Merger Sub shall not:

(a) dispose of any material assets or securities held by it;

(b) make any loans, advances or capital contributions to another Person;

(c) pay any dividends or make any distributions;

(d) incur indebtedness, or guarantee any indebtedness of any Person, other than the indebtedness contemplated by the Merger Sub Commitment Letter and any additional indebtedness intended to fund the purchase of shares of Common Stock in the Offer or Merger, including the Collateral Account, the Escrow Account or the costs and expenses incidental to the transactions contemplated by this Agreement; or

(e) otherwise engage in any activities not incidental to the Offer or the Merger.

Notwithstanding the foregoing, to the extent amounts are properly released from the Collateral Account or the Escrow Account to Merger Sub, it may take the actions restricted under clauses (a) – (c) with respect to such amounts.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Stockholder Meeting; Proxy Material.

(a) If the Stockholder Vote is required by Law in order to consummate the Merger, the Company shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the approval of the Merger and the adoption of this Agreement by the Company stockholders in accordance with applicable Law and as provided in this Agreement as promptly as reasonably practicable following the Expiration Date.

(b) In connection with the Company Stockholder Meeting, if held, the Company will (i) prepare and file with the SEC the Company Proxy/Information Statement as promptly as reasonably practicable, and in any event within twenty (20) Business Days, following the Acceptance Date, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and provide copies of such comments to Parent and Merger Sub promptly upon receipt and copies of proposed responses to Parent and Merger Sub a reasonable time prior to filing to allow meaningful comment, (iii) as promptly as reasonably practicable prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) mail to its stockholders as promptly as reasonably practicable the Company Proxy/Information Statement and all other customary proxy or other materials for meetings such as the Company Stockholder Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Company Proxy/Information Statement if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting, and (vi) otherwise use commercially reasonable best efforts to comply with all requirements of Law applicable to any Company Stockholder Meeting and the Merger. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Company Proxy/Information Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Company Proxy/Information Statement under applicable Law. The Company will provide Parent and Merger Sub a reasonable opportunity to review and comment upon the Company Proxy/Information Statement, or any amendments or supplements thereto, prior to mailing the Company Proxy/Information Statement to its stockholders.

(c) If, at any time prior to the Effective Time, any information relating to the Company, Parent or Merger Sub or any of their respective Affiliates should be discovered by the Company, Parent or Merger Sub which should be set forth in an amendment or supplement to the Company Proxy/Information Statement or Company Schedule 13E-3, as applicable, so that the Company Proxy/Information Statement or Company Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties and, to the extent required by applicable Law, the Company shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d) In connection with the filing of the Company Proxy/Information Statement, the Company, Parent and Merger Sub will cooperate to (i) concurrently with the preparation and filing of the Company Proxy/Information Statement, prepare and file with the SEC amendments to the Company Schedule 13E-3 relating to the Merger and the other transactions contemplated hereby and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Company Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) have cleared by the SEC (if applicable) the Company Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Company Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Company Stockholder Meeting. At the Company Stockholder Meeting, Parent will cause all shares of Common Stock held of record by Parent or Merger Sub (or its assignees, if any) as of the applicable record date and entitled to vote thereon in favor of the approval of the Merger and the adoption of the Merger Agreement.

Section 7.2 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement (including the Offer and the Merger), including preparing and filing as promptly as practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders from all Governmental Authorities, including FAS, or other Persons; provided, that nothing contained in this Section 7.2 shall require any party to waive any condition contained herein or, except as otherwise provided in Section 7.2(e), modify the terms of this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make, or cause to be made (to the extent not previously made prior to the date of this Agreement), the filings and authorizations required under FAS and the Other Antitrust Laws as promptly as reasonably practicable after the date hereof and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to FAS and the Other Antitrust Laws and use its commercially reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 7.2 to cause the expiration or termination of the applicable waiting periods, or receipt of required authorizations, as applicable, under FAS and the Other Antitrust Laws as soon as practicable; provided that nothing contained in this Agreement shall require any shareholder or parent company of Parent, or any Affiliate of any shareholder of Parent, to agree to undertake any divestiture or restrict its conduct with regard to, any business, including the business of the Company and its Subsidiaries.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in and subject to Section 7.2(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) promptly inform the other party of any communication received by such party from, or given by such party to, FAS or any other Governmental Authority and of any other communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, FAS or any other Governmental Authority or, in connection with any proceeding by a private party, with any other person, and, to the extent permitted by such applicable Governmental Authority or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) Subject to the provisos of Section 7.2(a), if any objections are asserted with respect to the transactions contemplated hereby under any Law or if any suit is instituted (or threatened to be instituted) by any applicable Governmental Authority or any other Person challenging any of the transactions contemplated hereby as violative of any Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its commercially reasonable best efforts, to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement.

(d) Subject to the provisos of Section 7.2(a), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or any Person challenging the Offer or the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate with each other, and use its respective commercially reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Subject to the provisos of Section 7.2(a), if any objections are asserted with respect to the Offer or Merger under any Law, or if any suit is instituted by any Governmental Authority or any Person challenging the Offer or Merger as violative of any Law, or constituting a breach, violation or default of any Contract binding upon or applicable to the Company, its Subsidiaries or Affiliates or any of their respective properties or assets, or which would otherwise prevent, impede or materially delay the making or consummation of the Offer or the Merger, each of the Company, Parent and Merger Sub shall use its commercially reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction, other order, decree or judgment, including amending or modifying the conditions to the Offer, provided that any amendment or modification to the Offer (other than any amendment or modification that would not require the consent of the Company under any other provisions of this Agreement) shall be subject to the prior consent of the Company (which shall not be unreasonably withheld).

(f) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Offer, the Merger or any of the other transactions contemplated hereby, (i) without the prior written consent of Parent (which shall not be unreasonably withheld), none of the Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such Person, other than standard governmental application, filing or registration fees, and (ii) no party or its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(g) In furtherance of the covenants of the parties contained in Sections 7.2(a) and (b), at the request of Parent at any time after the date of this Agreement, the Company will establish a record date, as specified by Parent, for providing notice of the Short Form Merger in compliance with applicable Law, take all action necessary or desirable to effect the mailing of such notice as directed by Parent and use its commercially reasonable best efforts to take any related actions reasonably requested by Parent.

Section 7.3 Access to Information. Subject to applicable Law, the Company will provide and will cause its Subsidiaries and its and their respective Representatives to provide Parent and Merger Sub and their respective authorized Representatives (including potential financing sources), during normal business hours and upon reasonable advance notice (i) such access to the officers, offices, properties, books and records of the Company and such Subsidiaries (so long as such access does not unreasonably interfere with the operations of the Company) as Parent or Merger Sub reasonably may request and (ii) all documents that Parent or Merger Sub reasonably may request. In addition, the Company shall use its commercially reasonable best efforts to provide such Persons with reasonable access to its accountants, counsel and other representatives. Notwithstanding the foregoing, Parent, Merger Sub and their Representatives shall not have access to any books, records, documents and other information (i) to the extent that such books, records, documents or other information are subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its commercially reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreement), (ii) to the extent that the disclosure thereof would result in the loss of attorney-client privilege, (iii) to the extent required by applicable Law (provided that the Company shall use its commercially reasonable best efforts to enable the provision of reasonable access without violating such law) or (iv) with respect to Company Subsidiaries that are not wholly-owned by the Company and Company Joint Ventures, only to the extent the Company has access to such books, records, documents or other information and to the extent the Company is not prohibited by the terms of any shareholders agreement or joint venture agreement from providing access to Parent, Merger Sub or their Representatives (provided that the Company shall use its commercially reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable access without violating such agreement). The parties will make appropriate substitute arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 7.3 shall be subject to the Confidentiality Agreement.

Section 7.4 No Solicitation.

(a) Subject to Section 7.4(b), until the Effective Time, the Company and the Company’s Subsidiaries shall not, and shall not permit any of their respective Representatives to, directly or indirectly, (A) initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Company Acquisition Proposal or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations (including by exempting any Person from any applicable Takeover Statute), (B) approve or recommend, or propose to approve or recommend, a Company Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to a Company Acquisition Proposal or enter into any agreement or agreement in principle that requires the Company to abandon, terminate or fail to consummate the transactions contemplated hereby, or (C) grant any release or waiver under any standstill or similar agreement relating to the Company or any of its Subsidiaries.

(b) Notwithstanding anything to the contrary contained in Section 7.4(a) or any other provision of this Agreement, if at any time prior to the Acceptance Date, (i) the Company or any of its Representatives has received a written Company Acquisition Proposal from any Person that the Board of Directors of the Company (acting through the Special Committee) determines in good faith (after consultation with its independent financial advisor and outside counsel) to be bona fide and (ii) the Board of Directors of the Company (acting through the Special Committee) determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Company Acquisition Proposal constitutes or would be reasonably likely to result in a Superior Proposal from such Person and (after consultation with its outside counsel) that the failure to take action with respect to such Company Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Company Acquisition Proposal (and its Representatives) and (B) participate in discussions and negotiations with the Person making such Company Acquisition Proposal (and its Representatives) regarding such Company Acquisition Proposal; provided, that the Company (x) will not, and will not permit Company Representatives to, disclose any non-public information to such Person without entering into an Acceptable Confidentiality Agreement, and (y) will promptly provide to Merger Sub any non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Merger Sub. The Company shall promptly (and in any event within two calendar days) notify Parent and Merger Sub in the event it receives a Company Acquisition Proposal from a Person or group of related Persons, including the material terms and conditions thereof and the identity of the party making such proposal or inquiry, and shall keep Parent and Merger Sub reasonably apprised as to the status, and any material developments concerning the same. Without limiting the foregoing, the Company shall promptly (and in any event within two calendar days) notify Parent and Merger Sub orally and in writing if it determines to begin providing information or to engage in negotiations concerning a Company Acquisition Proposal.

(c) Subject to Section 7.4(d), neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, the Recommendation or (ii) make any other public statement in connection with the Offer or the Company Stockholder Meeting adverse to such Recommendation or approve or recommend or otherwise declare advisable, or publicly propose to approve or recommend, a Company Acquisition Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to the Acceptance Date, the Company receives a Company Acquisition Proposal which the Board of Directors of the Company (acting through the Special Committee) concludes in good faith (after consultation with its independent financial advisor and outside counsel) constitutes a Superior Proposal and (after consultation with its outside counsel) that the failure to take action with respect to such Company Acquisition Proposal would be inconsistent with its fiduciary duties under applicable Law, the Board of Directors of the Company (acting through the Special Committee) may withdraw or modify its Recommendation in a manner adverse to Parent and Merger Sub (a “Recommendation Withdrawal”); provided, however, that the Board of Directors of the Company (acting through the Special Committee) may not effect a Recommendation Withdrawal pursuant to this Section 7.4(d) unless the Company has provided prior written notice to Parent and Merger Sub, at least two Business Days in advance, of its intention to effect a Recommendation Withdrawal in response to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and has contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal.

(e) Nothing contained in this Section 7.4 or elsewhere in this Agreement shall prohibit the Company, prior to the Acceptance Date, from (i) issuing a “stop, look and listen” letter or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or taking and disclosing to its stockholders a position contemplated by, and otherwise complying with, Rule 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board of Directors (acting through the Special Committee), after receipt of advice from its outside legal counsel, failure so to disclose would be inconsistent with its disclosure obligations under applicable Law.

(f) The Company agrees that any violations of the restrictions set forth in this Section 7.4 by its Subsidiaries or any Representative of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 7.4 by the Company.

Section 7.5 Director and Officer Liability.

(a) From and after the Director Effective Time, the Company (and following the Effective Time, the Surviving Corporation) shall to the greatest extent permitted by Law indemnify and hold harmless and comply with all of the Company’s and its respective Subsidiaries’ obligations to indemnify and hold harmless (including any obligations to advance funds for expenses) (i) the present and former officers and directors thereof (the “Indemnified Persons”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (“Damages”), arising out of, relating to or in connection with any acts or omissions occurring or alleged to occur prior to or at the Acceptance Date to the extent provided under the Company’s or such Subsidiaries’ respective organizational and governing documents or agreements in effect on the date hereof, and (ii) such persons against any and all Damages arising out of acts or omissions in connection with such persons serving as an officer or director of the Company. For a period of six (6) years after the Director Effective Time, the Company or Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers (with a Standard & Poor’s rating of at least A) providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons (the “Replacement Policies”) in respect of claims arising from facts or events that existed or occurred prior to or at the Director Effective Time under the Current Policies; provided, further, however, that in no event will the Company or the Surviving Corporation be required to expend annually in excess of 300% of the annual premium currently paid by the Company under the Current Policies (the “Insurance Amount”) (in which event, the Surviving Corporation shall obtain as much comparable insurance as available for the Insurance Amount); provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage not materially less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Director Effective Time.

(b) Merger Sub agrees that, for the period commencing at the Effective Time and ending on the sixth anniversary thereof, the Surviving Corporation’s certificate of incorporation and bylaws shall (except to the extent reflected in Exhibits A and B) contain provisions no less favorable with respect to exculpation from liabilities and indemnification of the Indemnified Persons of the Company than are currently provided in the Company’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individual. Any amendment of the exculpation or indemnification provisions of the Company’s Certificate of Incorporation or Bylaws, as reflected in the Surviving Corporation’s certificate of incorporation and bylaws, will be prospective only, and will not in any way diminish or adversely affect any rights or protections of any Person under the Company’s existing Certificate of Incorporation and Bylaws in respect of any act or omission occurring prior to the Effective Time.

(c) This Section 7.5 shall survive the consummation of the Offer and the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Persons, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors. In the event that the Surviving Corporation or any of its successors (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any person (including by dissolution), then, and in each such case, Parent shall cause proper provision to be made so that the successors of the Surviving Corporation assume and honor the obligations set forth in this Section 7.5.

(d) The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such Indemnified Persons are entitled, whether pursuant to Law, contract or otherwise. The provisions of this Section 7.5 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

Section 7.6 Takeover Statutes. If any Takeover Statute is or becomes applicable to the Offer, the Merger or any of the transactions contemplated by this Agreement, the parties shall take all reasonable action requested by Parent to exclude the applicability to the Offer, the Merger and the other transactions contemplated by this Agreement of any Takeover Statute and the parties shall use their commercially reasonable best efforts to minimize the effect of such Takeover Statute on the Offer, the Merger and the other transactions contemplated by this Agreement so that such transactions may be consummated as promptly as possible.

Section 7.7 Public Announcements. Except with respect to any Recommendation Withdrawal or any action taken by the Company or its Board of Directors pursuant to, and in accordance with, Section 7.4, so long as this Agreement is in effect, the parties will consult with each other before issuing any press release or making any public statement or taking any action that would require a filing obligation under the Exchange Act, with respect to this Agreement or the transactions contemplated hereby and, except for any press release or public statement as may be required by applicable Law, court process or any listing agreement with the New York Stock Exchange and the Nasdaq Global Select Market, will not issue any such press release or make any such public statement without the consent of the other parties hereto (not to be unreasonably withheld or delayed).

Section 7.8 Confidentiality Agreement. The parties hereto acknowledge and agree that this Agreement does not in any manner modify or limit the rights and obligations of the parties under the Confidentiality Agreement, except that the Confidentiality Agreement shall be deemed to be amended to allow the taking of any action contemplated by this Agreement. The Confidentiality Agreement shall terminate upon the Acceptance Date.

Section 7.9 Notice of Current Events. From and after the date of this Agreement until the Acceptance Date, the Company and Parent shall promptly notify each other orally and in writing of (i) the occurrence, or non-occurrence, of any event that, individually or in the aggregate, would reasonably be expected to cause any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied, (ii) the failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of any party to effect the Offer, the Merger and the other transactions contemplated by this Agreement not to be satisfied (iii) any notice or communication from FAS or any other Governmental Authority in connection with the transactions contemplated hereby, or (iv) knowledge of any suits, actions, claims or investigations or proceedings commenced or threatened against the Company, its Subsidiaries, Parent, or its Subsidiaries, that if pending on the date of this Agreement would have been required to be disclosed under this Agreement or that relate to the consummation of the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 7.9 is for informational purposes, shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement and shall not otherwise limit or affect the remedies available hereunder to any party or parties receiving such notice.

Section 7.10 Employment and Employee Benefits Matters.

(a) If any outstanding Company Equity Award has an exercise price that is less than the fair market value of the Shares underlying such Company Equity Award on the date such Company Equity Award was granted, the Company shall, in consultation with Parent, take such steps as are approved in writing by Parent to amend, prior to December 31, 2008, or such later date as is permitted under the applicable regulations or guidance issued by the Internal Revenue Service, the terms of such Company Equity Award to the extent reasonably required to avoid the imposition of a tax under Section 409A of the Code.

(b) The Surviving Corporation shall, and shall cause each of its Subsidiaries to, for the period commencing at the Effective Time and ending on the first anniversary thereof, maintain for the individuals employed by the Company on the Acceptance Date (the “Current Employees”) compensation and benefits provided under employee benefit plans of the Surviving Corporation that are at least as favorable in the aggregate to the compensation and benefits maintained for and provided to Current Employees immediately prior to the Acceptance (excluding, for this purpose, equity-based compensation); provided, however, that nothing in this Section 7.10 shall prevent the amendment or termination of any Company Benefit Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable Law. Nothing in this Section 7.10 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Current Employee at any time.

(c) The Surviving Corporation will cause service rendered by Current Employees of the Company prior to the Acceptance Date to be taken into account for vesting and eligibility purposes (but not for accrual purposes, except for vacation and severance, if required by applicable law) under employee benefit plans of the Surviving Corporation and its Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Benefit Plans of the Company for those purposes. The Surviving Corporation will use reasonable efforts to cause Current Employees not to be subject to any pre-existing condition limitation under any health employee benefit plan of the Surviving Corporation or its Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Benefit Plan in which they participated prior to the Acceptance Date. The Surviving Corporation will, and will cause its Subsidiaries to, give such Current Employees credit under such employee benefit plans for co-payments made and deductibles satisfied prior to the Acceptance Date.

(d) No later than five Business Days prior to its distribution, the Company shall provide Parent and Merger Sub with a copy of any communication intended to be made to any employees of the Company or its Subsidiaries relating to the transactions contemplated hereby, and will provide an opportunity for Parent and Merger Sub to make reasonable revisions thereto.

(e) This Section 7.10 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.10, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.10 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan or arrangement of the Company, Parent, the Surviving Corporation or any of their Affiliates or limit in any way the right of the Company, Parent, the Surviving Corporation or any of their Affiliates to amend, modify or terminate any of its respective employee benefit plans or arrangements.

Section 7.11 Financing.

(a) Parent and Merger Sub shall use their commercially reasonable best efforts to: (i) arrange for the Merger Sub Financing on the terms and conditions described in the Merger Sub Commitment Letter; (ii) enter into the Definitive Merger Sub Loan Documents with respect to the Merger Sub Financing no later than the Financing Documentation Deadline; (iii) deliver Evidence of Funding in respect of the Definitive Merger Sub Loan Documents to the Company no later than the Financing Documentation Deadline; (iv) satisfy all conditions applicable to Parent and Merger Sub in the Definitive Merger Sub Loan Documents; (v) consummate the Merger Sub Financing (to the extent required to pay for shares of Common Stock validly tendered pursuant to the Offer and not withdrawn) as of the Expiration Date following the date as of which all of the Offer Conditions are satisfied or waived and after Vimpelcom and Merger Sub have entered into the Definitive Merger Sub Loan Documents with respect to the Merger Sub Financing and (vi) consummate the Merger Sub Financing (to the extent, following the Acceptance Date, required to pay for shares of Common Stock validly tendered in any Subsequent Offering Period, and as required to consummate the Merger). Merger Sub shall not approve, agree to, or enter into any amendment or modification to, or any waiver of any provision or remedy under, the Merger Sub Commitment Letter.

(b) Parent and Merger Sub shall use their commercially reasonable best efforts to procure that VimpelCom shall: (i) arrange for the Financing on the terms and conditions described in the Debt Commitment Letter; (ii) enter into the Definitive VimpelCom Loan Documents with respect to the Financing no later than the Financing Documentation Deadline; (iii) deliver Evidence of Funding in respect of the Definitive VimpelCom Loan Documents to the Company no later than the Financing Documentation Deadline, (iv) satisfy all conditions applicable to VimpelCom in the Definitive VimpelCom Loan Documents; (v) consummate the Financing (to the extent required to pay for shares of Common Stock validly tendered pursuant to the Offer and not withdrawn) as of the Expiration Date following the date as of which all of the Offer Conditions are satisfied or waived and after VimpelCom and the lenders party to the Debt Commitment Letter have entered into the Definitive VimpelCom Loan Documents with respect to the Financing; (vi) consummate the Financing (to the extent, following the Acceptance Date, required to pay for shares of Common Stock validly tendered in any Subsequent Offering Period, and as required to consummate the Merger) and (vii) call a meeting to seek the VimpelCom Shareholder Approval to the extent such approval is determined to be required (in the reasonable judgment of VimpelCom after taking advice from external legal counsel) under applicable Law to approve VimpelCom entering into the Definitive Merger Sub Loan Documents with respect to the Merger Sub Financing. Parent and Merger Sub shall use commercially reasonable best efforts to procure that VimpelCom not approve, agree to, or enter into any amendment or modification to, or any waiver of any provision or remedy under, the Debt Commitment Letter.

(c) In the event that VimpelCom procures alternative Financing to the Debt Commitment Letter, Parent shall promptly provide the Company with copies of any documentation evidencing such alternative sources of Financing and shall give the Company prompt notice (but in any event within two Business Days) of any material breach by any party to the Debt Commitment Letter or any termination of the Debt Commitment Letter. In such event, Parent shall keep the Company informed on a current basis in reasonable detail of the status of efforts to arrange for the Financing (or replacements thereof). For the avoidance of doubt, if the Financing (or any replacement or alternative financing) and the Merger Sub Financing has not been obtained, Parent and Merger Sub shall continue to be obligated to consummate the Offer and the Merger on the terms contemplated by this Agreement and subject only to the satisfaction or waiver of the conditions set forth in Annex A hereto (including the occurrence of the Financing Documentation Deadline).

Section 7.12 Delivery of Certificate. The Company shall deliver to Parent and Merger Sub certificates, dated within thirty (30) days prior to the Acceptance Date and the Effective Time, respectively, in form and substance reasonably satisfactory to Parent, and consistent with the Treasury Regulation Sections 1.897-2(h) and 1.1.1445-2(c)(3), certifying that the Offer (in the case of the certificate delivered prior to the Acceptance Date) and the Merger (in the case of the certificate delivered prior to the Effective Time) is exempt from withholding pursuant to the Foreign Investment in Real Property Tax Act.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.1 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) Stockholder Approval, Short Form Merger. (i) The Merger and this Agreement shall have been approved and adopted by the Stockholder Vote or (ii) all conditions of applicable Law required to be satisfied to effect the Merger as a Short Form Merger shall have been satisfied.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law (each, a “Restraint”) shall be in effect which prohibits, restrains or renders illegal the consummation of the Merger (provided, that prior to asserting this condition, the party asserting this condition shall have used its commercially reasonable best efforts (in the manner contemplated by Section 7.2) to prevent the entry of any such Restraint and to appeal as promptly as possible any judgment or order that may be entered).

(c) Acceptance of the Offer. Merger Sub shall have accepted for purchase and paid for the shares of Common Stock tendered pursuant to the Offer in accordance with the terms hereof and thereof.

(d) Waiting Periods. All applicable waiting periods (including any extensions thereof) under FAS and the Other Antitrust Laws shall have expired or been terminated.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated by written notice given to the other parties hereto and the Offer and Merger may be abandoned at any time prior to the Effective Time (except as otherwise provided below and notwithstanding any prior approval of this Agreement by the stockholders of the Company):

(a) prior to the Acceptance Date, by mutual written consent of the Company, on the one hand, and Parent and Merger Sub, on the other hand;

(b) by either the Company, Parent or Merger Sub:

(i) after the Outside Date (as it may be extended), if the Acceptance Date shall not have occurred on or before the Outside Date (as it may be extended) unless the failure of the Acceptance Date to occur by such date is principally the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement; or

(ii) if any Restraint having the effect set forth in Section 8.1(b) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(ii) shall not be available to any party whose breach of any provision of this Agreement is the principal cause of or resulted in the application or imposition of such Restraint.

(c) by the Company, prior to the Acceptance Date:

(i) if a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred which would prevent Parent or Merger Sub from consummating the transactions contemplated by this Agreement, and such breach is incapable of being cured by the Outside Date; provided, however, that the Company is not then in material breach of this Agreement; or

(ii) if at any time after the date of this Agreement and prior to the Acceptance Date, the Company receives a Company Acquisition Proposal and the Board of Directors (acting through the Special Committee) shall have concluded in good faith, after consultation with its independent financial advisor and outside counsel, that such Company Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause unless (A) the Company pays the Termination Fee payable pursuant to Section 9.2(a) and (B) the Board of Directors of the Company concurrently approves entering into a definitive agreement with respect to such Superior Proposal;

(iii) if Merger Sub (A) fails to commence the Offer within three (3) Business Days following the time period required by Section 1.1(a), (B) terminates the Offer in material violation of the terms of this Agreement or (C) makes any change to the Offer in material violation of Section 1.1(b) of this Agreement but, in the case of clause (iv) and/or (v) of Section 1.1(b), only if Merger Sub shall have failed to cure such actions within three (3) Business Days after having received written notice from the Company stating its intention to terminate and detailing the actions giving rise to such right to terminate; provided, however, in the case of the foregoing clause (A), (B) or (C), that the Company is not then in material breach of this Agreement; or

(iv) if Evidence of Funding is not provided to VimpelCom or Merger Sub, as the case may be, on or before the Financing Documentation Deadline.

(d) by Parent or Merger Sub, prior to the Acceptance Date:

(i) if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Annex A not to be satisfied, and such breach is incapable of being cured by the Outside Date; provided, however, that neither Parent nor Merger Sub is then in material breach of this Agreement; or

(ii) if prior to the Acceptance Date, the Board of Directors of the Company or any committee thereof (A) shall have effected a Recommendation Withdrawal or publicly proposed to effect a Recommendation Withdrawal, or (B) shall have approved or recommended to the stockholders of the Company a Company Acquisition Proposal other than the Offer and the Merger, or shall have resolved or publicly announced its intent to effect the foregoing; or

Section 9.2	(iii)if the Offer expires in accordance with its terms. Termination Awards.

(a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) or by Parent or Merger Sub pursuant to Section 9.1(d)(ii), then the Company shall pay as directed by Parent in writing the Termination Fee, at or prior to the time of termination in the case of a termination pursuant to Section 9.1(c)(ii) or as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement in the case of a termination pursuant to Section 9.1(d)(ii).

(b) In the event that this Agreement is terminated by Parent or Merger Sub, on the one hand, or the Company, on the other hand, pursuant to Section 9.1(b)(i) and on the date of such termination (A) all of the Offer Conditions (other than the Minimum Condition) have been satisfied or waived and (B) a Company Acquisition Proposal shall have been publicly announced or publicly disclosed and not withdrawn, and, if within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Company Acquisition Proposal, then the Company shall pay as directed by Parent in writing the Termination Fee on the date of such execution or consummation, whichever is earlier (provided that solely for purposes of this Section 9.2(b), the term “Company Acquisition Proposal” shall have the meaning set forth in the definition of Company Acquisition Proposal contained in Section 11.1 except that all references to thirty percent (30%) shall be deemed to be references to a majority).

(c) In the event that this Agreement is terminated:

(X) by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) or by Parent or Merger Sub pursuant to Section 9.1(d)(iii) if the Offer expires on the Outside Date and, as of the Outside Date:

(i) all of the Offer Conditions have been satisfied or waived as of the time of such termination other than (A) the conditions set forth in clauses (a), (b) and/or (c) of Annex A (the “Litigation Conditions”) or (B) one or more of the Litigation Conditions and the Minimum Condition or (C) one or more of the Litigation Conditions and the conditions set forth in clauses (d), (e) and/or (f) of Annex A if the failure of such conditions to be satisfied arises from the same underlying circumstances causing one or more of the Litigation Conditions not to be satisfied (and for no other reason) (the “Related Conditions”) or (D) one or more of the Litigation Conditions, the Minimum Condition and one or more of the Related Conditions,

(ii) all of the Offer Conditions, other than the Minimum Condition, have been satisfied or waived, and the A/T Tender Condition shall not be satisfied, or

(iii) all of the Offer Conditions have been satisfied or waived as of the most recent Expiration Date and Merger Sub willfully failed to consummate the Offer in breach of its obligations under this Agreement; or

(Y) by the Company pursuant to Section 9.1(c)(i), Section 9.1(c)(iii) or 9.1(c)(iv),

then Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement to release an amount equal to the Reverse Termination Fee to the Company or pay as directed by the Company in writing the Reverse Termination Fee (which amount shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that such amount is payable only if no circumstance exists in which the Company would be obligated to pay the Termination Fee pursuant to Section 9.2(a) or (b).

(d) In the event that Evidence of Funding is not provided to VimpelCom or Merger Sub, as the case may be, on or before the Financing Documentation Deadline, and this Agreement is terminated:

(X) by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) or by Parent or Merger Sub pursuant to Section 9.1(d)(iii) if the Offer expires on the Outside Date and, as of the Outside Date:

(i) all of the Offer Conditions, other than the Minimum Condition, have been satisfied or waived, and the A/T Tender Condition shall not be satisfied, or

(ii) all of the Offer Conditions have been satisfied or waived as of the most recent Expiration Date and Merger Sub willfully failed to consummate the Offer in breach of its obligations under this Agreement, or

(Y) by the Company pursuant to Section 9.1(c)(i), Section 9.1(c)(iii) or Section 9.1(c)(iv),

then Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement and the Escrow Agreement to release an amount equal to the Reverse Termination Fee and the Additional Termination Fee to the Company or pay as directed by the Company in writing the Additional Termination Fee and the Reverse Termination Fee (which amounts shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that such amounts (including the Reverse Termination Fee) are payable only if no circumstance exists in which the Company would be obligated to pay the Termination Fee pursuant to Section 9.2(a) or (b).

(e) In the event that this Agreement is terminated:

(X) by Parent, Merger Sub or the Company pursuant to Section 9.1(b)(i) or by Parent or Merger Sub pursuant to Section 9.1(d)(iii) if the Offer expires on the Outside Date after the provision to VimpelCom or Merger Sub, as the case may be, of Evidence of Funding, and, as of the Outside Date:

(i) all of the Offer Conditions, other than the Minimum Condition, have been satisfied or waived, and the A/T Condition shall not be satisfied, or

(ii) all of the Offer Conditions have been satisfied or waived as of the most recent Expiration Date and Merger Sub willfully failed to consummate the Offer in breach of its obligations under this Agreement; or

(Y) by the Company pursuant to Section 9.1(c)(i) or 9.1(c)(iii),

and, in each case, VimpelCom shall not have provided to the Company a Lenders Cash Confirmation as of the date of termination, then Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement and the Escrow Agreement to release an amount equal to the Reverse Termination Fee and the Additional Termination Fee to the Company or pay as directed by the Company in writing the Additional Termination Fee and the Reverse Termination Fee (which amounts shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that if the Lenders Cash Confirmation has been provided by VimpelCom to the Company as of the date of termination then, in lieu of the foregoing, Parent or Merger Sub shall at their election either give an irrevocable instruction to Citibank, N.A. under the Collateral Account Agreement to release an amount equal to the Reverse Termination Fee or pay as directed by the Company in writing the Reverse Termination Fee (which amount shall constitute liquidated damages and not a penalty) in either case as promptly as possible (but in any event within two (2) Business Days) following termination of this Agreement; provided, that such amounts (including the Additional Termination Fee and Reverse Termination Fee) are payable only if no circumstance exists in which the Company would be obligated to pay the Termination Fee pursuant to Section 9.2(a) or (b).

(f) Subject to the terms of the Collateral Account Control Agreement and the Escrow Agreement as to amounts held pursuant to the terms thereof, any amount that becomes payable pursuant to this Section 9.2 shall be paid by wire transfer of immediately available funds to an account designated by Parent or the Company, as applicable. Any amounts received by or on behalf of the Company from either or both the Escrow Account or the Collateral Account shall be credited toward any amounts payable to the Company pursuant to this Section 9.2.

(g) The Company, on the one hand, and Parent and Merger Sub, on the other hand, acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that without these agreements the Company, Parent and Merger Sub would not have entered into this Agreement, and that any amounts payable pursuant to this Section 9.2 do not constitute a penalty. If any amounts due pursuant to this Section 9.2 are not paid within the time periods specified in this Section 9.2, the party that fails to make such payment shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the recipient party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

(h) Under no circumstances shall Parent and/or Merger Sub be required to pay any amounts under more than one of clauses (c), (d) or (e) of this Section 9.2.

Section 9.3 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or Affiliates hereunder, except (i) Sections 7.3 (last sentence), 7.8, 9.2, 9.3, 9.4, 10.1, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.10, 10.11, 10.12 and 10.13 (and, if the Acceptance Date has occurred prior to such termination, Sections 7.5 and 10.2) will survive the termination hereof and (ii) subject to Section 9.4, with respect to any liabilities for Damages incurred or suffered as a result of the willful and material breach by any party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.4 Limitation of Liability. Notwithstanding any other provision of this Agreement or otherwise, (x) in no event, whether or not this Agreement has been terminated pursuant to any provision hereof and regardless of the claim or theory of liability, shall Merger Sub, Parent or any of their Affiliates or Representatives, either individually or in the aggregate, be subject to any liability in excess of the Liability Cap for any losses or damages arising out of this Agreement (including under the Escrow Agreement and the Collateral Account Control Agreement) or the transactions contemplated hereby or arising out of any breach or alleged breach by Parent or Merger Sub of this Agreement (or the Escrow Agreement or the Collateral Account Control Agreement), and (y) in no event shall the Company or any person acting on behalf of, or claiming rights through, the Company be entitled to seek monetary damages (including restitution or rescissory damages), individually or in the aggregate, in addition to or in excess of the Liability Cap from Merger Sub, Parent or any of their Affiliates or Representatives. Any amounts received by or on behalf of the Company from either or both the Escrow Account or the Collateral Account shall be considered as received by the Company for purposes of the limitations set forth in this Section 9.4.

ARTICLE X

MISCELLANEOUS

Section 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given:

if to Parent:

VimpelCom Finance B.V.
Teleportboulevard 140
1043 EJ Amsterdam, the Netherlands
Attention: Elena Shmatova
Fax: (31) ###-##-####
with a copy (which shall not constitute notice) to:
Open Joint Stock Company “Vimpel-Communications”
10 Ulitsa 8-Marta, Building 14
Moscow, Russian Federation 127083
Attention: Jeff McGhie, Esq.
Telephone: (7) 495-725-0700

and:

Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022

Attention: Patrick Dooley, Esq.

Fax: (212) 872-1002

and:

Akin Gump Strauss Hauer & Feld LLP
CityPoint, Level 32

One Ropemaker Street

London EC2Y 9AW United Kingdom

Attention: Daniel Walsh, Esq.

Fax: (44) 20-7012-9601

If to Merger Sub:

Lillian Acquisition, Inc.
c/o VimpelCom Finance B.V.
Teleportboulevard 140
1043 EJ Amsterdam, the Netherlands
Attention: Elena Shmatova
Fax: (31) ###-##-####

with a copy (which shall not constitute notice) to:
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, New York 10022

Attention: Patrick Dooley, Esq.

Fax: (212) 872-1002

and:

Akin Gump Strauss Hauer & Feld LLP
CityPoint, Level 32

One Ropemaker Street

London EC2Y 9AW United Kingdom

Attention: Daniel Walsh, Esq.

Fax: (44) 20-7012-9601

if to the Company, to:

Golden Telecom, Inc.

2831 29th St, NW

Washington, DC 20008

Attention: General Counsel

Fax: 202-332-4877

with copies (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Attention: Patricia Moran, Esq.

Ann Beth Stebbins, Esq.

Fax: (212) 735-2000

and:

Skadden, Arps, Slate, Meagher & Flom LLP
40 Bank Street
Canary Wharf
London E14 5DS
England
Attention: Pranav Trivedi, Esq.
Fax: (44) 20-7072-7026

and:

Chadbourne & Parke LLP
30 Rockefeller Plaza
New York, NY 10112
Attention: William Greason, Esq.
Fax: (646) 710-5527

or such other address or facsimile number as such party may hereafter specify by notice to the other parties hereto. Each such notice, request or other communication shall be effective (i) if given by telecopier, when such telecopy is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (ii) if given by any other means, when delivered at the address specified in this Section 10.1.

Section 10.2 Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time and then only to such extent.

Section 10.3 Expenses. Except as otherwise expressly provided in Section 9.2, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 10.4 Amendment. This Agreement may be amended by written agreement of all of the parties hereto by action taken by or on behalf of their respective Boards of Directors (in the case of the Company, to the fullest extent permitted by Law, (x) acting through the Special Committee if such action is taken before the Acceptance Date and (y) acting through the Remaining Director, if such action is taken on or after the Acceptance Date, so long as the Remaining Director is serving on the Company Board of Directors) at any time prior to the Effective Time, whether before or after approval of this Agreement by the Company stockholders; provided, however, that, after the Acceptance Date but prior to approval of this Agreement by the Company stockholders, this Agreement may not be amended in a manner that would adversely affect the right of the Company’s stockholders to receive the Merger Consideration; and, provided, further, that, after approval of this Agreement by the Company stockholders, no amendment may be made which under applicable Law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 10.5 Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

Section 10.6 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and any purported assignment without such consent shall be void and without effect). The parties shall cooperate in good faith to modify the terms of this Agreement to reflect such assignment or removal.

Section 10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

Section 10.8 Counterparts; Third Party Beneficiaries. This Agreement may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. No provision of this Agreement is intended to nor shall it confer upon any Person other than the parties hereto any rights or remedies hereunder or with respect hereto, except as otherwise expressly provided in Section 7.5.

Section 10.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.10 Entire Agreement. This Agreement, together with the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all oral or written prior or contemporaneous agreements and understandings among the parties with respect to such subject matter. None of the parties shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter hereof except as specifically set forth herein, in the Company Disclosure Letter or the Parent Disclosure Letter.

Section 10.11 Jurisdiction.

(a) Each party irrevocably submits to the jurisdiction of (i) the Court of Chancery of the State of Delaware, and (ii) in the event that exclusive subject matter jurisdiction is vested in such court under applicable Law, any Federal court of the United States sitting in the State of Delaware, solely for the purposes of any suit, action or other proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby. Each party agrees to commence any suit, action or proceeding relating hereto in the Court of Chancery of the State of Delaware or, in the event that exclusive subject matter jurisdiction is vested in such court under applicable Law, any Federal court of the United States sitting in the State of Delaware. Each party irrevocably and unconditionally waives any objection to the laying of venue of any suit, action or proceeding between any of the parties hereto arising out of this Agreement or any transaction contemplated hereby in (i) the Court of Chancery of the State of Delaware, and (ii) in the event that exclusive subject matter jurisdiction is vested in such court under applicable Law, any Federal court of the United States sitting in the State of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 10.11 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 10.11 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section 10.11. The parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 10.12 Authorship. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

Section 10.13 Remedies of Parent and Merger Sub. Notwithstanding any other provision of this Agreement, the parties hereto agree that irreparable damage would occur to Parent and Merger Sub, damages would be difficult to determine and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached by the Company (or the Company threatens such a breach). It is accordingly agreed that in the event of a breach or threatened breach of this Agreement by the Company, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions of this Agreement against the Company, in addition to any other remedy to which they are entitled at law or in equity and it is further agreed that no bond shall be required to be posted by Parent or Merger Sub in connection with the issuance of any injunctive relief. The Company irrevocably waives any defenses based on adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Sub. For the avoidance of doubt, in no event shall the Company or any person acting on behalf of, or claiming rights through, the Company be entitled to seek specific performance, injunctive relief or other equitable relief to enforce any obligations of Parent or Merger Sub under this Agreement or any other Person under any other agreement or arrangement relating to or arising from the transactions contemplated by this Agreement; provided, however, that the Company shall be entitled to seek injunctive relief to enforce the Confidentiality Agreement and/or the Escrow Agreement, but only to the extent and in the circumstances that such agreements specifically provide for such relief.

ARTICLE XI

DEFINITIONS

Section 11.1 Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below:

“1933 Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement.

“Acceptance” has the meaning set forth in Section 1.1(e).

“Acceptance Date” has the meaning set forth in Section 1.1(e).

“Act” means the General Corporation Law of the State of Delaware.

“Additional Termination Fee” means $120,000,000 as liquidated damages.

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person. For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided that the Company shall not be considered an Affiliate of Parent or Merger Sub.

“Agreement” has the meaning set forth in the Preamble.

“Altimo” means Altimo Holdings & Investments Ltd. (formerly Alfa Telecom Limited).

“Assets” means all properties, assets and rights of any kind, whether tangible or intangible, real or personal, used in connection with the conduct of the businesses of the Company and its Subsidiaries.

“A/T Tender Condition” means, as of the time of measurement, both (i) Altimo has tendered into the Offer and not withdrawn all of the shares of Common Stock over which Altimo has dispositive beneficial ownership, and (ii) Telenor has tendered into the Offer and not withdrawn all of the shares of Common Stock over which Telenor has dispositive beneficial ownership.

“Board Actions” has the meaning set forth in Section 1.2(a).

“Business Day” has the meaning ascribed to such term in Rule 14d-1 under the Exchange Act.

“Certificate” has the meaning set forth in Section 2.2(c).

“Certificate of Merger” has the meaning set forth in Section 2.1(b).

“Closing” has the meaning set forth in Section 2.1(d).

“Closing Date” has the meaning set forth in Section 2.1(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals.

“Company” has the meaning set forth in the Preamble.

“Company Acquisition Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent, Merger Sub or any other direct or indirect Subsidiaries of VimpelCom relating to any direct or indirect acquisition or purchase (whether in a single transaction or a series of transactions) of assets, a business or businesses that constitutes 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 30% or more of any class or series of Company Securities or Subsidiary Securities, any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 30% or more of any class or series of Company Securities or the securities of any Subsidiary or Subsidiaries that constitute 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (and/or any Subsidiary or Subsidiaries of the Company whose assets, business or businesses constitute(s) 30% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole);

“Company Benefit Plan” means each bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation right, restricted stock, phantom stock or other equity-based retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, program, policy, practice or arrangement, whether or not subject to ERISA, formal or informal, oral or written, legally binding or not, under which any Company Employee has any present or future right to benefits and which is maintained or contributed to by the Company, any Subsidiary, or any ERISA Affiliate or under which the Company, any Subsidiary or any ERISA Affiliate has any present or future liability, including, without limitation, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each employment, retention, consulting, change in control, salary continuation, termination or severance plan, program, policy, practice, arrangement or agreement entered into, maintained, sponsored or contributed to by the Company, any Subsidiary, or any ERISA Affiliate or to which the Company, any Subsidiary, or any ERISA Affiliate has any obligation to contribute, or otherwise providing benefits to any current, former or future employee, consultant, officer or director of the Company, any Subsidiary, or any ERISA Affiliate or to any beneficiary or dependent thereof.

“Company Board of Directors” means the board of directors of the Company.

“Company Disclosure Letter” has the meaning set forth in the preamble to Article IV.

“Company Employee” means any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its Subsidiaries.

“Company Equity Awards” has the meaning set forth in Section 2.5.

“Company Joint Venture” means, with respect to the Company, any corporation or other entity (including partnerships, limited liability companies and other business associations and joint ventures) in which the Company, directly or indirectly, owns an equity interest that does not have voting power under ordinary circumstances to elect a majority of the board of directors or other person performing similar functions but in which the Company has rights with respect to the management of such Person.

“Company Material Contract” has the meaning set forth in Section 4.19(a).

“Company Proxy/Information Statement” means the proxy statement or information statement, as applicable, relating to the approval of the Merger and the adoption of this Agreement by the Company’s stockholders prepared, if required, in accordance with applicable Law and including any information required to be included therein by Schedule 13E-3.

“Company Restricted Shares” means, as of a particular date, Common Stock granted to Company Employees under the Company Benefit Plans that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to the Company Benefit Plans or any applicable restricted stock award agreements and, to the extent set forth in Section 1.1 of the Company Disclosure Letter, the other Common Stock granted to Company Employees that are then outstanding but at such time are subject to forfeiture conditions or other lapse restrictions pursuant to any applicable restricted stock award agreements set forth therein.

“Company Schedule 13E-3” has the meaning set forth in Section 1.2(a).

“Company SEC Reports” has the meaning set forth in Section 4.7(a).

“Company Securities” has the meaning set forth in Section 4.5(b).

“Company Shareholders Agreement” means that certain Shareholders Agreement, dated as of August 19, 2003, between and among the Company, Altimo and Telenor, among others.

“Company Stockholder Meeting” has the meaning set forth in Section 7.1(a).

“Compensation Arrangements” means any Company Benefit Plan or other equity-based plan sponsored or maintained by the Company or any of its Subsidiaries or other plans, agreements, programs, policies or other arrangements of the Company or any of its Subsidiaries pursuant to which any holder of Common Stock or other securities of the Company could become entitled to (i) any additional compensation, enhanced severance or other benefits or any acceleration of the time of payment or vesting of any compensation, severance or other benefits or any funding of any compensation or benefits by the Company or any of its Subsidiaries, in each case as a result of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event) or (ii) any other compensation or benefits from the Company or any of its Subsidiaries related to or contingent upon or the value of which would be calculated on the basis of the Offer, the Merger or any of the other transactions contemplated by this Agreement (alone or in combination with any other event).

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of October 15, 2007, by and between VimpelCom and the Company.

“Contract” has the meaning set forth in Section 4.4.

“Current Employees” has the meaning set forth in Section 7.10(b).

“Current Policies” has the meaning set forth in Section 7.5(a).

“Damages” has the meaning set forth in Section 7.5(a).

“Debt Commitment Letter” means the mandate commitment letter dated December 20, 2007, by and among VimpelCom and the lenders party thereto pursuant to which such lenders commit, subject to the terms and conditions thereof to provide debt financing to VimpelCom in the amount of $3,500,000,000.

“Definitive Additional Merger Sub Loan Documents” has the meaning set forth in the definition of Definitive Loan Documentation.

“Definitive Loan Documentation” means: (i) a definitive facility agreement executed by VimpelCom, as borrower, and one or more financial institutions, as lenders, which facility agreement will provide financing for VimpelCom in the amount and for the purposes and on the terms contemplated by the Debt Commitment Letter (“Definitive VimpelCom Loan Document”), and (ii) a definitive loan agreement executed by VimpelCom, as lender, and Merger Sub, as borrower, which loan agreement will provide financing for Merger Sub in the amount and for the purposes and on the terms contemplated by the Merger Sub Commitment Letter (“Definitive Merger Sub Loan Documents”); in each case, provided that, to the extent Merger Sub executes a definitive loan agreement with other financial institutions or lenders for the purpose of funding up to $250 million of the amount required to purchase Shares in the Offer or Merger, which loan agreement will provide financing to Merger Sub, without credit support from VimpelCom, for purposes of consummating the transactions contemplated hereby (the “Definitive Additional Merger Sub Loan Documents”), then the amount of the financing to be provided pursuant to the agreements referred in clauses (i) and (ii) above may be reduced by the amount to be borrowed under such Definitive Additional Merger Sub Loan Documents.

“Definitive Merger Sub Loan Documents” has the meaning set forth in the definition of Definitive Loan Documentation.

“Definitive VimpelCom Loan Documents” has the meaning set forth in the definition of Definitive Loan Documentation.

“Director Effective Time” has the meaning set forth in Section 1.3(a).

“Disbursing Agent” has the meaning set forth in Section 2.4(a).

“Dissenting Shares” has the meaning set forth in Section 2.3.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Environmental, Health and Safety Requirements” means all Laws, concerning or relating to public health, worker/occupational health and pollution or protection of the environment, including those relating in any way to radiation or toxic or hazardous chemicals, materials, substances or wastes, each as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 4.17(a).

“Escrow Account” has the meaning set forth in Section 5.8(b).

“Escrow Agreement” has the meaning set forth in Section 5.8(b).

“Evidence of Funding” means, as to each of the Definitive VimpelCom Loan Documents, the Definitive Merger Sub Loan Documents and the Definitive Additional Merger Sub Loan Documents (a) a copy of the Definitive Loan Documentation executed and delivered by each of the parties thereto; and (b) a copy of the Lenders’ Document Confirmation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Execution Date” means the date on which this Agreement is executed and delivered by each of the parties hereto.

“Expiration Date” has the meaning set forth in Section 1.1(d).

“FAS” means the Federal Antimonopoly Service of the Russian Federation.

“Financing” has the meaning set forth in Section 5.7(a).

“Financing Documentation Deadline” means February 28, 2008; provided, however that, if in the reasonable judgment of VimpelCom after taking advice from external legal counsel, based upon the book value of VimpelCom’s assets as of December 31, 2007 determined in accordance with Russian accounting standards VimpelCom Shareholders Approval is required under applicable law to approve VimpelCom entering into definitive documentation for the Merger Sub Financing, then such deadline shall be April 10, 2008.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government or any agency, public or regulatory authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, tribal, provincial, state, regional, local or municipal.

“Indemnified Persons” has the meaning set forth in Section 7.5(a).

“Insurance Amount” has the meaning set forth in Section 7.5(a).

“Intellectual Property” means patents, copyrights, trademarks (registered and unregistered), service marks, brand names, trade names, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing.

“IRS” has the meaning set forth in Section 4.17(a).

“Knowledge of the Company” means the actual knowledge of the persons set forth on Section 11.1 of the Company Disclosure Letter.

“Law” means applicable statutes, common laws, rules, ordinances, regulations, codes, licensing requirements, orders, judgments, injunctions, writs, decrees, licenses, governmental guidelines, standards or interpretations having the force of law, permits, rules and bylaws, in each case, of or administered by a Governmental Authority.

“Lenders’ Cash Confirmation” means, as to each of the Definitive VimpelCom Loan Document, the Definitive Merger Sub Loan Documents and the Definitive Additional Merger Sub Loan Documents, either (1) a written confirmation from each of (a) the agent (or other duly appointed representative(s)) for the lenders under the Definitive VimpelCom Loan Document, (b) VimpelCom as Lender under the Definitive Merger Sub Loan Documents and (c) the lender (if there is only one lender) or the agent for the lenders (if there is more than one lender) under the Definitive Additional Merger Sub Loan Documents (if any), confirming that it is not aware of any event or circumstance (including any breach of any representation or any Default or Event of Default under (and as defined in) such documents) which would prevent the borrower thereunder from drawing down the facilities in full on the date thereof or (2) evidence reasonably acceptable to the Company that the borrower thereunder has drawn down all committed amounts thereunder. A written confirmation shall be sufficient for purposes of this definition if it is in such form and on such terms as the lending parties customarily use for the same or similar purpose, and it may provide that it cannot be relied upon by third parties.

“Lenders’ Document Confirmation” means, as to each of the Definitive VimpelCom Loan Document, the Definitive Merger Sub Loan Documents and the Definitive Additional Merger Sub Loan Documents, a written confirmation from each of (a) the agent (or other duly appointed representative(s)) for the lenders under the Definitive VimpelCom Loan Documents, (b) VimpelCom as Lender under the Definitive Merger Sub Loan Documents and (c) the lender (if there is only one lender) or the agent for the lenders (if there is more than one lender) under the Definitive Additional Merger Sub Loan Documents (if any), confirming (i) that each of the documents required at that time to be provided by VimpelCom or its controlled Affiliates as documentary conditions precedent to funding under the relevant Definitive Loan Documentation has been provided and is in a form and substance satisfactory or otherwise acceptable to such lenders (or the facility agent or other duly appointed representative of the lenders as the case may be), or that its provision has been irrevocably waived and (ii) that all of the arrangement and up-front fees due and payable by the borrower and any other loan party under such documents on or before the first utilization thereunder have been paid in full. A written confirmation shall be sufficient for purposes of this definition if it is in such form and on such terms as the lending parties customarily use for the same or similar purpose, and it may provide that it cannot be relied upon by third parties.

“Liability Cap” means the amount equal to the Reverse Termination Fee; provided that, if and only if Merger Sub is required under the terms of this Agreement to pay the Additional Termination Fee, “Liability Cap” shall mean the amount equal to the sum of the Reverse Termination Fee and the Additional Termination Fee.

“Liens” has the meaning set forth in Section 4.6(a).

“Material Adverse Effect” means any event, change, development or occurrence that has a material adverse effect on the assets, liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, but excluding any event, change, development or occurrence to the extent resulting from or arising out of (i) changes in financial, banking or securities markets in the Russian Federation, the United States or elsewhere in the world, (ii) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, or any earthquakes, hurricanes or other natural disasters or any escalation or worsening thereof, (iii) changes in national or international general economic, financial, political or business conditions (iv) changes in Law or GAAP or authoritative interpretations thereof, (v) changes affecting generally the telecommunications or broadband industries, (vi) the announcement of this Agreement and the transactions contemplated hereby, (vii) changes in the market price or trading volume of the Company’s securities, in and of itself, (viii) the failure of the Company to meet any projections, forecasts, published analyst estimates or expectations of the Company’s revenues, earnings or other financial performance or results of operations for any period, in and of itself, or (ix) any actions taken, or failure to take action, in each case, to which Parent or Merger Sub has expressly consented or requested in writing, except, in the cases of the foregoing clauses (i) through (v), to the extent such changes referred to therein have a materially disproportionate impact on the assets or liabilities, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to other for profit industry participants operating in the same or similar businesses and markets as the Company and its Subsidiaries, including VimpelCom.

“Material Subsidiary” means any Subsidiary (a) the consolidated assets of which equal 5% or more of the consolidated assets of the Company and its Subsidiaries as of September 30, 2007, or (b) the consolidated revenues of which equal 5% or more of the consolidated revenues of the Company and its Subsidiaries for the four consecutive fiscal quarters ended September 30, 2007; provided, however, that the following Subsidiaries shall be deemed to be Material Subsidiaries regardless of whether they satisfy the foregoing criteria: ZAO Cortec, OOO Golden Telecom and OOO EDN Sovintel and all intermediary Subsidiaries between the Company and each such Subsidiary.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.2(c).

“Merger Shares” has the meaning set forth in Section 2.2(c).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Commitment Letter” means the commitment letter, dated as of December 20, 2007, by and among VimpelCom and Merger Sub pursuant to which VimpelCom commits, subject to the terms and conditions thereof, to provide debt financing to Merger Sub in the amount of $4,350,000,000.

“Merger Sub Financing” has the meaning set forth in Section 5.7(b).

“Minimum Condition” has the meaning set forth in Annex A hereto.

“Offer” has the meaning set forth in the Recitals.

“Offer Conditions” has the meaning set forth in Section 1.1(a).

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer Price” has the meaning set forth in the Recitals.

“Other Antitrust Laws” means any Law enacted by any Governmental Authority relating to antitrust matters or regulating competition other than FAS approval.

“Other Regulatory Approvals Condition” has the meaning set forth in Annex A hereto.

“Outside Date” means 11:59 pm, New York City time, on the date that is six months after execution of this Agreement; provided, however, that if all of the Offer Conditions (other than (x) the Minimum Condition and one or both of the Regulatory Condition and the Other Regulatory Approvals Condition or (y) both the Regulatory Condition and the Other Regulatory Approvals Condition or (z) only the Regulatory Condition or the Other Regulatory Approvals Condition) were satisfied by 11:59 pm on the Business Day prior to the Outside Date, then the Outside Date shall be automatically extended one time only (without any action on the part of the Company, Parent or Merger Sub) to a date forty-five (45) days from the original Outside Date (in which case such date and time, as so extended shall constitute the “Outside Date“).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Letter” has the meaning set forth in the preamble to Article V.

“Permits” means any licenses, franchises, permits, accreditations, certificates, consents, approvals, registrations, qualifications or other similar authorizations of, from or by a Governmental Authority possessed by or granted to or necessary for the ownership of the material assets or conduct of the business of the Company or its Subsidiaries.

“Permitted Liens” means (i) statutory Liens for Taxes, assessments and governmental charges or levies not yet due and payable or that are being contested in good faith and by appropriate proceedings (for which adequate accruals or reserves have been established on the Company’s books in accordance with GAAP); (ii) mechanics’, carriers’ workmen’s, repairmen’s, materialmen’s or other similar statutory Liens arising in the ordinary course of business or security interests that secure a liquidated amount that are being contested in good faith and by appropriate proceedings; (iii) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (iv) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (v) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions of record, and zoning, building and other similar restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries or Company Joint Ventures; (vi) purchase money Liens and Liens securing rental payments under capital leases; and (vii) any other Liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business and that would not, individually or in the aggregate, adversely affect in any material respect the current use of the Company’s properties or assets.

“Person” means any individual, corporation, company, limited liability company, partnership, association, trust, joint venture or any other entity or organization, including any government or political subdivision or any agency or instrumentality thereof.

“Preferred Stock” has the meaning set forth in Section 4.5(a).

“Proceeding” has the meaning set forth in Section 4.15.

“Recommendation” has the meaning set forth in Section 1.2(a).

“Recommendation Withdrawal” has the meaning set forth in Section 7.4(d).

“Regulatory Condition” has the meaning set forth in Annex A hereto.

“Remaining Director” has the meaning set forth in Section 1.3(a).

“Replacement Policies” has the meaning set forth in Section 7.5(a).

“Representatives” means the officers, directors, employees, consultants, agents, advisors, Affiliates and other representatives of a Person.

“Restraint” has the meaning set forth in Section 8.1(b).

“Reverse Termination Fee” means $80,000,000 as liquidated damages.

“Schedule 13E-3” means a Rule 13e-3 Transaction Statement on Schedule 13E-3 relating to the Offer, the Merger and the other transactions contemplated hereby.

“Schedule 14D-9” has the meaning set forth in Section 1.2(a).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Short Form Merger” means a merger of a parent with its subsidiary effected without a meeting or vote of the stockholders of the subsidiary pursuant to Section 253 of the Act.

“Special Committee” means a committee of the Company’s Board of Directors, the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management, formed on May 17, 2007 for the reasons set forth in the resolution establishing such committee.

“Stockholder Vote” has the meaning set forth in Section 4.2(a).

“Subsequent Offering Period” has the meaning set forth in Section 1.1(d).

“Subsidiary”, with respect to any Person, means any other Person of which the first Person owns, directly or indirectly, securities or other ownership interests having voting power to elect a majority of the board of directors or other persons performing similar functions (or, if there are no such voting interests, 50% or more of the equity interests of the second Person).

“Subsidiary Securities” has the meaning set forth in Section 4.6(b).

“Superior Proposal” means any bona fide, written Company Acquisition Proposal that the Board of Directors of the Company (acting through the Special Committee) in good faith determines by a majority vote (based on such matters as it deems relevant and after consultation with an independent financial advisor and outside counsel), and after taking into account all legal, financial (including any break-up fees and expense reimbursement provisions) and any financing terms of any such proposal, including the likelihood of completion and proposed conditions to Closing, would, if consummated, result in a transaction that is more favorable to the stockholders of the Company, from a financial point of view, than the transactions contemplated hereby; provided, that a “Superior Proposal” shall not include any Company Acquisition Proposal arising out of or resulting from the willful breach of Section 7.4(a).

“Surviving Corporation” has the meaning set forth in the Recitals.

“Takeover Statute” has the meaning set forth in Section 1.2(a).

“Tax” means (i) all U.S. Federal, state, local, foreign (including, but not limited to, Russia and the Ukraine) and other taxes (including withholding taxes), fees and other governmental charges of any kind or nature whatsoever, together with any interest, penalties or additions imposed with respect thereto, (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability or joint and several liability for being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of amounts described in clause (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to pay or indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any amendments or supplements to any of the foregoing.

“Telenor” means Nye Telenor East Investment AS.

“Term Facility” means the Term Facility Agreement dated 25 January 2007 (as amended and restated on 22 March 2007 and as further amended on 20 November 2007) between the Company, EDN Sovintel LLC and GTS Finance Inc. as original borrowers and original guarantors, Citibank N.A. London Branch and ING Bank N.V. as arrangers, the financial institutions referred to therein as the original lenders and Citibank International Plc as the agent.

“Term Facility Waiver” means a waiver of any breach or default under the Term Facility resulting from the transactions contemplated by this Agreement, including the Offer and the Merger.

“Termination Fee” means $80,000,000.

“Top-Up Option” has the meaning set forth in Section 1.4(a).

“Top-Up Option Shares” has the meaning set forth in Section 1.4(a).

“Unvested Company Equity Award” has the meaning set forth in Section 2.5(b).

“Vested Company Equity Award” has the meaning set forth in Section 2.5(a).

“VimpelCom” means Vimpel-Communications, an Open Joint Stock Company formed under the Laws of Russia.

“VimpelCom Shareholder Approval” means approval by the shareholders of VimpelCom of the Merger Sub Financing, as required by the Federal Law “On Joint Stock Companies” No. 208-fZ dated December 26, 1995, as amended.

Section 11.2 Terms Generally. The definitions in Section 11.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Letter. Unless otherwise specified, the words “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules and Exhibits) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to December 20, 2007. Unless otherwise specified, any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. References to “$” and “dollars” are references to the currency of the United States.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first written above.

GOLDEN TELECOM, INC.
By:	_/s/ Jean-Pierre Vandromme_________

	Name: Title:	Jean-Pierre Vandromme Chief Executive Officer

VIMPELCOM FINANCE B.V.
By: /s/ V.J. Bremmer and /s/ D.R.J. Looij for:

Name: Orangefield Trust (Netherlands) B.V.
Title: Managing Director

LILLIAN ACQUISITION, INC.
By:	_/s/ Elena Shmatova_______________

	Name: Title:	Elena Shmatova President

[Signature page to Agreement and Plan of Merger]

Exhibit A

Certificate of Incorporation of the Company

Exhibit B

Bylaws of the Company

ANNEX A

CONDITIONS OF THE OFFER

Notwithstanding any other provisions of the Offer, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or, subject to any applicable rules and regulations of the SEC, including, without limitation, Rule 14e-1(c) promulgated under the Exchange Act, pay for any tendered shares of Common Stock and, subject to the terms of the Agreement, Merger Sub may terminate or amend the Offer, if (i) there shall not be validly tendered and not properly withdrawn as of the Expiration Date for the Offer that number of shares of Common Stock which, when added to any shares of Common Stock already owned by Parent and its Subsidiaries, represents at least 63.3 % of the total number of outstanding shares of Common Stock on the Expiration Date (the “Minimum Condition”), or (ii) there shall not have been obtained and in effect all approvals required under the antitrust, competition or merger control laws of Russia or the Ukraine applicable to the purchase of the Company Common Stock pursuant to the Offer or the Merger (the “Regulatory Condition”) or (iii) at any time on or after the date of this Agreement and prior to the Acceptance Date, any of the following events shall occur and be continuing:

(a)	there shall be instituted or pending any suit, action or proceeding by any Governmental Authority: (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the making of the Offer, the acceptance for payment or payment for some or all of the Company Common Stock by Parent or Merger Sub or the ability to consummate the Merger; (ii) seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole as a result of the Offer and the Merger; (iii) with respect to Russia and the Ukraine only, seeking to prohibit or limit in any material respect the ownership, control or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, or to compel the Company, Parent or any of their respective Affiliates to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective Affiliates, as a result of the Offer and the Merger; or (iv) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company; or

(b)	there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger, other than as contemplated in the Regulatory Condition or the Other Regulatory Approvals Condition and other than as a result of any suit, action or proceeding by or on behalf of Parent, Merger Sub, VimpelCom, Altimo or Telenor or any of their respective controlled Affiliates, that is reasonably likely to result in any of the consequences described in clauses (i) through (iv) of paragraph (a) above; or

(c)	there shall be instituted or pending any suit, action or proceeding by any third party other than a Governmental Authority, and other than any suit, action or proceeding by or on behalf of Parent, Merger Sub, VimpelCom, Altimo or Telenor or any of their respective controlled Affiliates: (i) challenging the acquisition by Parent or Merger Sub of any Company Common Stock, seeking to restrain or prohibit the making of the Offer, the acceptance for payment or payment for some or all of the Company Common Stock by Parent or Merger Sub or the ability to consummate the Merger; (ii) seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its Subsidiaries taken as a whole as a result of the Offer and the Merger; (iii) seeking to prohibit or limit in any material respect the ownership, control or operation by the Company, Parent or any of their respective Subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective Affiliates; or (iv) seeking to impose material limitations on the ability of Parent or Merger Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company, that, (x) if finally determined in a manner adverse to the Company, Parent or Merger Sub is reasonably likely to prevent or materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the transactions contemplated by the Agreement or result in damages that are material in relation to the Company and its Subsidiaries taken as a whole and (y) has a reasonable likelihood of success; or

(d)	(i) the representations and warranties set forth in the first four sentences of Section 4.5(a) and the first sentence of Section 4.5(b) shall not be true and correct in all respects (without regard to any exceptions or modifications to such representations and warranties contained in the Company SEC Reports) as of the date applicable to such representations and warranties in the Agreement and as of the Expiration Date as though made as of such date (other than for a de minimis failure to be so true and correct); or (ii) all of the representations and warranties of the Company contained in the Agreement shall not be true and correct, as of the date applicable to such representations and warranties in the Agreement and as of the Expiration Date as though made as of such date (in the case of clause (ii) without giving effect to any “materiality”, “Material Adverse Effect” or similar qualifiers set forth in such representations and warranties), except where, in the case of clause (ii) only, the failure to be so true and correct, individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect.

(e)	the Company shall have breached in any material respect or failed in any material respect to perform any material obligation or to comply with any material agreement or material covenant of the Company to be performed or complied with by it under the Agreement and such breach or failure shall not have been cured in all material respects; or

(f)	there shall have occurred following the date of the Agreement an event, change, occurrence or development, that has had or would reasonably be expected to have or result in a Material Adverse Effect; or

(g)	(A) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Merger Sub the approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Company Acquisition Proposal, (B) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Company Acquisition Proposal or (C) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing; or

(h)	there shall not have been obtained and in effect all approvals required under the antitrust, competition or merger control laws of Kazakhstan or Uzbekistan applicable to the purchase of shares of Common Stock pursuant to the Offer or the Merger (the “Other Regulatory Approvals Condition”), provided however, that if the Other Regulatory Approvals Condition is not satisfied or waived prior to the Business Day immediately preceding the Outside Date, then the Other Regulatory Approvals Condition shall no longer be a condition on the Outside Date to Merger Sub’s obligation to accept for payment and to pay for any shares of Common Stock validly tendered pursuant to the Offer and not withdrawn; or

(i)	the Term Facility Waiver shall not be in full force and effect; or

(j)	the Agreement shall have been terminated pursuant to its terms;

which, in any such case, and regardless of the circumstances (including any action or inaction by Merger Sub, Parent or any Affiliate of Parent) giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payment; provided that, notwithstanding the satisfaction or waiver of all of the conditions set forth above, until the Financing Documentation Deadline shall have occurred, Merger Sub shall not be required to, and Parent shall not be required to cause Merger Sub to, accept for payment or pay for any tendered shares of Common Stock.

The foregoing conditions are for the sole benefit of Parent and Merger Sub and may be asserted by Parent and Merger Sub regardless of the circumstances giving rise to such condition and, subject to the terms and conditions of the Agreement, may be waived by Parent and Merger Sub in whole or in part at any time and from time to time. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

The capitalized terms used in this Annex A shall have the meanings set forth in the Agreement to which it is annexed, except that the term Agreement shall be deemed to refer to the Agreement to which this Annex A is appended.

TABLE OF CONTENTS

ARTICLE I THE TENDER OFFER
Section 1.1	The Offer

Section 1.2	Company Action

Section 1.3	Directors of the Company

Section 1.4	Top-Up Option

ARTICLE II THE MERGER
Section 2.1	The Merger

Section 2.2	Conversion of Securities

Section 2.3	Dissenting Shares

Section 2.4	Payment of Cash for Merger Shares

Section 2.5	Treatment of Company Equity Awards

Section 2.6	Merger Without Meeting or Vote of Stockholders

ARTICLE III THE SURVIVING CORPORATION
Section 3.1	Certificate of Incorporation

Section 3.2	Bylaws

Section 3.3	Directors and Officers

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Section 4.1	Corporate Existence and Power

Section 4.2	Corporate Authorization

Section 4.3	Governmental Authorization

Section 4.4	Non-Contravention

Section 4.5	Capitalization

Section 4.6	Company Subsidiaries

Section 4.7	Reports and Financial Statements

Section 4.8	Sarbanes-Oxley Compliance; Internal Controls

Section 4.9	Undisclosed Liabilities

Section 4.10	Title to Assets; Absence of Liens and Encumbrances, etc

Section 4.11	Environmental, Health and Safety Matters

Section 4.12	Intellectual Property

Section 4.13	Disclosure Documents

Section 4.14	Absence of Certain Changes or Events

Section 4.15	Litigation

Section 4.16	Taxes

Section 4.17	ERISA; Employee Benefits Matters

Section 4.18	Compliance With Laws

Section 4.19	Material Contracts

Section 4.20	Finders’ Fees

Section 4.21	Opinion of Financial Advisor

Section 4.22	Anti-Takeover Provisions

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB Section 5.1	Corporate Existence and Power

Section 5.2	Corporate Authorization

Section 5.3	Governmental Authorization

Section 5.4	Non-Contravention

Section 5.5	Disclosure Documents

Section 5.6	Finders’ Fees

Section 5.7	Financing

Section 5.8	Merger Sub

Section 5.9	Company Common Stock

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER
Section 6.1	Conduct of the Company and Subsidiaries

Section 6.2	Conduct of Parent and Merger Sub

ARTICLE VII ADDITIONAL AGREEMENTS
Section 7.1	Stockholder Meeting; Proxy Material

Section 7.2	Reasonable Best Efforts

Section 7.3	Access to Information

Section 7.4	No Solicitation

Section 7.5	Director and Officer Liability

Section 7.6	Takeover Statutes

Section 7.7	Public Announcements

Section 7.8	Confidentiality Agreement

Section 7.9	Notice of Current Events

Section 7.10	Employment and Employee Benefits Matters

Section 7.11	Financing

Section 7.12	Delivery of Certificate

ARTICLE VIII CONDITIONS TO THE MERGER
Section 8.1	Conditions to the Obligations of Each Party

ARTICLE IX TERMINATION
Section 9.1	Termination

Section 9.2	Termination Awards

Section 9.3	Effect of Termination

Section 9.4	Limitation of Liability

ARTICLE X MISCELLANEOUS
Section 10.1	Notices

Section 10.2	Survival of Representations and Warranties

Section 10.3	Expenses

Section 10.4	Amendment

Section 10.5	Waiver

Section 10.6	Successors and Assigns

Section 10.7	Governing Law

Section 10.8	Counterparts; Third Party Beneficiaries

Section 10.9	Severability

Section 10.10	Entire Agreement

Section 10.11	Jurisdiction

Section 10.12	Authorship

Section 10.13	Remedies of Parent and Merger Sub

ARTICLE XI DEFINITIONS
Section 11.1	Definitions

Section 11.2	Terms Generally

EXHIBITS AND ANNEXES

Exhibit A Exhibit B	Certificate of Incorporation of the Company Bylaws of the Company
Annex A	Conditions of the Offer